Exhibit 10.1
STANDARD INDUSTRIAL REAL ESTATE LEASE
(SINGLE TENANT NET LEASE FORM)

ARTICLE ONE BASIC TERMS
     This Article One contains the Basic Terms of this Lease between Landlord and Tenant named below. Other Articles, Sections and Paragraphs of this Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.
     Section 1.01. Date of Lease: July 17, 2009.
     Section 1.02. Landlord: AIRPORT CENTER III AT OAKLEY PARK, LLC, a Delaware limited liability company.

Address of Landlord:	c/o Majestic Realty Co.
13191 Crossroads Parkway North
Sixth Floor
City of Industry, California 91746
Attention: Property Management
Telephone: (562) 948-4396
Facsimile: (562) 695-0441
Email: ddaze@majesticrealty.com

With a copy of any notice to:

c/o Majestic Realty Co.
One Securities Centre
3490 Piedmont Road N.E., Suite 210
Atlanta, Georgia 30305
Attention: Property Manager
Telephone: (404) 467-5258
Facsimile: (404) 467-5256
Email: rdeibert@majesticrealty.com
     Section 1.03. Tenant: DENDREON CORPORATION, a Delaware corporation.

Address of Tenant:	3005 First Avenue
Seattle, Washington 98121
Attention: General Counsel
Telephone: (206) 829-1506
Fax: (206) 219-7211
Email: rhamm@dendreon.com

With a copy of any notice to:

Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309
Attention: Scott A. Specht, Esq.
Telephone: (404) 829-1506
Facsimile: (404) 581-8330
Email: saspecht@jonesday.com
     Section 1.04. Property: The property that is the subject of this Lease (the “Property”) is that approximately 13.1 acres located on Oakley Industrial Boulevard, Union City, Fulton County, Georgia, upon which will be constructed an approximately 155,614 rentable square foot building (the “Building”) and related

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

paved and landscaped areas, as depicted on Exhibit “A” attached hereto, together with all existing beneficial easements and appurtenances of record related thereto The square footage figure for the Building, as recited in this Section 1.04, is approximate. Upon Substantial Completion (as defined in Article Fourteen below) of the Building Shell Improvements (defined in Article Fourteen below), the architect of record shall, for the benefit of both Landlord and Tenant, perform a final measurement of the Building in accordance with the industry standard “dripline” measurement method utilized for similar buildings in the Atlanta, Georgia metropolitan area and certify the actual square footage of the Building for approval by Landlord and Tenant. The lesser of (a) 160,000 or (b) the square footage calculated by the architect of record and approved by Landlord and Tenant will constitute the rentable square footage of the Property under this Lease for all purposes, including without limitation, the calculation of Base Rent. Consistent with the above, Landlord and Tenant shall execute an amendment to this Lease setting forth the actual square footage of the Building and confirming any necessary adjustment to the amount of monthly Base Rent payable by Tenant, substantially in the form attached as Exhibit “E” to this Lease. The Property is part of a larger commercial development known as Majestic Airport Center III, which is more particularly described on Exhibit “A-1” attached hereto (the “Project”).
     Section 1.05. Term.
          (a) Lease Term: Ten (10) years and six (6) months.
          (b) Lease Commencement Date: The Lease Commencement Date (as defined in Section 2.01 below) of the initial Lease Term shall be sixty (60) days following Substantial Completion of the Building Shell Improvements, or January 1, 2010, whichever is later. The date of Substantial Completion of the Building Shell Improvements is estimated to be November 1, 2009 (the “Estimated Building Shell Substantial Completion Date”); accordingly, the Lease Commencement Date is estimated to be January 1, 2010. Upon determination of the actual Lease Commencement Date, Landlord and Tenant shall promptly execute a Confirmation of Initial Lease Term and Amendment to Lease, substantially in the form of that attached as Exhibit “E” to this Lease.
          (c) Lease Expiration Date: The expiration date of the initial Lease Term shall be the last day of the one hundred and twenty-sixth (126th) calendar month following the month in which the Lease Commencement Date falls.
     Section 1.06. Permitted Uses: (See Article Five) Only for research and development, manufacture and implementation of therapeutics, and related warehousing, distribution, and office administration. If a change of use is proposed, including any change of use in connection with a proposed Transfer (defined below), Landlord agrees not to unreasonably withhold, condition, or delay its approval of such changed use so long as such changed use (a) complies with the terms of Section 5.01 this Lease and (b) is similar to other uses permitted by Landlord in the Project, or is a use permitted by affiliates of Landlord in like projects located in the Atlanta, Georgia metropolitan area.
     Section 1.07. Security Deposit: (See Section 3.03) $52,908.76.
     Section 1.08. Tenant’s Guarantor: None.
     Section 1.09. Brokers: (See Article Thirteen)

Landlord’s Broker:	Majestic Realty Co.
13191 Crossroads Parkway North
Sixth Floor
City of Industry, California 91746

Tenant’s Broker:	Jones Lang LaSalle Americas, Inc.
3344 Peachtree Road, NE, Suite 1900
Atlanta, Georgia 30326

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

     Section 1.10. Rent and Other Charges Payable by Tenant:
          (a) BASE RENT: Lease Term Monthly Installment of Base Rent

Lease Months 1 through 6	$0.00
Lease Months 7 through 66	$52,908.76
Lease Months 67 through 126	$59,392.68
Notwithstanding any language in this Lease to the contrary, if a rental adjustment date specified in this Section 1.10(a) (or elsewhere in this Lease) falls on a date other than the first day of a calendar month, then such rental adjustment date shall be deemed to be the first day of the calendar month immediately following the month in which the rental adjustment date falls, and the amount of Base Rent payable by Tenant under this Lease shall be adjusted effective as of such later date; provided, however, that if any rent payable by Tenant is abated at the beginning of the Lease Term, the above language shall not lengthen such period of rent abatement.
          (b) OTHER PERIODIC PAYMENTS: (i) Real Property Taxes (see Section 4.02 below); (ii) Utilities (see Section 4.03 below); (iii) Insurance Premiums (see Section 4.04 below); (iv) maintenance services (see Section 4.05 below); and (v) Maintenance, Repairs and Alterations (see Article Six below).

ARTICLE TWO LEASE TERM
     Section 2.01. Lease of Property for Lease Term. The term of this Lease (the “Lease Term”) shall be as set forth in Section 1.05(a) above, shall commence on the date (the “Lease Commencement Date”) set forth in Section 1.05(b) above, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 1.05(c) above, unless sooner terminated or extended as expressly provided in this Lease. The terms and provisions of this Lease shall be effective as of the date of this Lease, except for the provisions of this Lease relating to the payment of Rent.
     Section 2.02. Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Property to Tenant on the Estimated Building Shell Substantial Completion Date. Landlord’s non-delivery of the Property to Tenant on that date shall not affect this Lease or the obligations of Tenant under this Lease, except that (a) if the actual Building Shell Substantial Completion Date does not occur by December 1, 2009 Tenant shall be entitled to the abatement of one (1) day of Base Rent for each day of delay, and if the delay continues beyond December 31, 2009, then Tenant shall be entitled to the abatement of two (2) days of Base Rent for each day of delay beyond such date, and (b) the Lease Commencement Date shall be delayed until a date sixty (60) days following Landlord’s delivery of possession of the Property to Tenant (unless such delay is the result of a Tenant Delay, as defined in Section 14.02 below) and the Lease Term shall be extended for a period equal to the delay in delivery of full possession of the Property to Tenant following Substantial Completion of the Building Shell Improvements, plus the number of days necessary to end the Lease Term on the last day of a month. Subject to any Tenant Delay, if Landlord does not deliver possession of the Property to Tenant within one hundred twenty (120) days after December 1, 2009, Tenant may elect to cancel and terminate this Lease by giving written notice to Landlord within ten (10) days after the one hundred twenty (120)-day period ends. If Tenant gives such notice, this Lease shall be canceled and terminated, and neither Landlord nor Tenant shall have any further obligations to the other, excepting only those obligations which have accrued prior to or which expressly survive termination of this Lease. If Tenant does not timely give such notice, Tenant’s right to cancel and terminate this Lease shall expire and the Lease Term shall commence sixty (60) days following upon the delivery of possession of the Property to Tenant. Consistent with the terms of Section 1.05(b) above, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Lease Commencement Date and Lease Expiration Date, substantially in the form attached as Exhibit “E” to this Lease, which Tenant shall execute and return to Landlord within five (5) days after receipt from Landlord. Failure to execute such amendment shall not affect the actual Lease Commencement Date and Lease Expiration Date. The failure of Tenant to take possession of or to occupy the Property shall not serve to relieve Tenant of any obligations arising on the Lease Commencement Date, and shall not delay the payment of rent by Tenant. Landlord shall be deemed to have delivered possession of the Property to Tenant upon Substantial Completion of the Building Shell Improvements and written notice to Tenant regarding the same, regardless of whether Tenant actually takes possession of the Property on such date. Tenant shall not be liable for payment of any Additional Rent until the Lease Commencement Date.
     Section 2.03. Early Occupancy. Tenant shall have the right of early occupancy of the Property on or about October 1, 2009, subject to (a) full execution of this Lease, (b) Landlord’s receipt of all deposits and the initial monthly

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

installment of Base Rent, (c) Landlord’s and Tenant’s receipt of any necessary governmental permits, approvals, or consents, (d) Landlord’s prior written approval of Tenant’s proposed schedule describing the timing and specific purpose of Tenant’s early occupancy, and (e) all of the terms and conditions of this Lease (including, but not limited to, the insurance provisions of Section 4.04 below), with the exception of the payment of Base Rent and Additional Rent. Such early occupancy shall be for the sole purpose of constructing the Tenant Improvements (defined in Article Fourteen below) and preparing the Property for Tenant’s use, including the installation of furnishings, furniture, and equipment. During such period, Tenant shall assume all risk of loss to Tenant’s equipment and other personal property. Tenant’s occupancy during this period shall not interfere with construction of the Building Shell Improvements by Landlord’s contractor, and in the event Tenant’s occupancy does so interfere, Tenant agrees to cease all construction or other activity until Landlord’s contractor has completed its work. Tenant’s early occupancy of the Property shall not advance the Lease Expiration Date.
     Section 2.04. Holding Over. If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable immediately before the expiration of the Lease Term. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Section 2.04 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Property to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 2.04 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Property upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any damages permitted under Section 10.08 below.
     Section 2.05. Options to Extend Lease Term.
          (a) Grant of Options. Landlord hereby grants to Tenant five (5) options (the “Options”) to extend the Lease Term for additional term(s) of five (5) years each (the “Extensions”), on the same terms and conditions as set forth in this Lease, but at an increased Base Rent as set forth below and without any additional Option(s) other than those granted in this Section 2.05. Each Option shall be exercised only by written notice delivered to Landlord not less than one (1) year before the expiration of the initial Lease Term or the preceding Extension of the Lease Term, respectively. If Tenant fails to deliver Landlord written notice of the exercise of an Option within the prescribed time period, such Option and any succeeding Options shall lapse, and there shall be no further right to extend the Lease Term. Each Option shall be exercisable by Tenant on the express conditions that (a) at the time of the exercise, and at all times thereafter and prior to the commencement of such Extension, no Event of Default on the part of Tenant shall exist, and (b) Tenant has not been ten (10) or more days late in the payment of recurring Rent more than a total of five (5) times during the initial Lease Term and all preceding Extensions. Following Tenant’s timely and valid exercise of an Option, Landlord shall prepare and Tenant shall execute and deliver to Landlord an amendment to this Lease confirming the term of the Extension and the amount of Base Rent payable by Tenant during such Extension.
          (b) Personal Options. The Options are personal to the Tenant named in Section 1.03 of this Lease (the “Original Tenant”) or any Tenant Affiliate (described in Section 9.07 of this Lease) of the Original Tenant or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant. If Tenant subleases any portion of the Property or assigns any interest under this Lease to an entity other than such a Tenant Affiliate prior to the exercise of an Option (whether with or without Landlord’s consent), then such Option and any succeeding Options shall lapse. If Tenant subleases any portion of the Property or assigns any interest of Tenant under this Lease to an entity other than such a Tenant Affiliate after the exercise of an Option but prior to the commencement of the respective Extension (whether with or without Landlord’s consent), then such Option and any succeeding Options shall lapse and the Lease Term shall expire as if such Option were not exercised. If Tenant subleases any portion of the Property or assigns any interest of Tenant under this Lease to an entity other than such a Tenant Affiliate after the exercise of an Option and after the commencement of the Extension related to such Option, then the term of this Lease shall expire upon the expiration of the Extension during which such sublease or transfer occurred and only the succeeding Options shall lapse.
          (c) Time of Essence. Time is of the essence with respect to Tenant’s exercise of the Options granted in this Section 2.05.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

          (d) Calculation of Rent. The Base Rent during the Extensions shall be determined as follows:
          (1) Fixed Adjustment or CPI Increase. The Base Rent for the first Extension shall be an amount equal to the greater of: Five and 13/100 Dollars ($5.13) per rentable square foot per year or the amount of Base Rent determined in accordance with Section 3.02 below. The Base Rent for the second Extension shall be an amount equal to the greater of: Five and 74/100 Dollars ($5.74) per rentable square foot per year or the amount of Base Rent determined in accordance with Section 3.02 below. These amounts are only for the Property and the initial Building and do not include the Base Rent payable on account of Tenant’s exercise of the Expansion Option (defined below).
          (2) Fair Rental Value Adjustment. The Base Rent shall be increased on the first day of the first month of the third, fourth, and fifth Extensions of the Lease Term (each a “FRV Rental Adjustment Date”) to the lesser of (a) one hundred fifteen percent (115%) of the Base Rent in effect immediately prior to the applicable FRV Rental Adjustment Date, and (b) ninety-five percent (95%) of the “fair rental value” of the Base Building Shell Improvements (as defined in Article Fourteen below) and the related land (but excluding the Building Modifications (as defined in Article Fourteen below) and the Tenant Improvements), determined in the following manner:
               (i) Not later than one hundred (100) days prior to any applicable FRV Rental Adjustment Date, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the fair rental value of the Property as of such FRV Rental Adjustment Date. If Landlord and Tenant have not agreed upon the fair rental value of the Property at least ninety (90) days prior to the applicable FRV Rental Adjustment Date, the fair rental value shall be determined by appraisal, using brokers (as provided below).
               (ii) If Landlord and Tenant are not able to agree upon the fair rental value of the Property within the prescribed time period, then Landlord and Tenant shall attempt to agree in good faith upon a single broker, as indicated above, not later than seventy-five (75) days prior to the applicable FRV Rental Adjustment Date. If Landlord and Tenant are unable to agree upon a single broker within such time period, then Landlord and Tenant shall each appoint one broker, not later than sixty-five (65) days prior to the applicable FRV Rental Adjustment Date. Within (10) days thereafter, the two appointed brokers shall appoint a third broker. If either Landlord or Tenant fails to appoint its broker within the prescribed time period, the single broker appointed shall determine the fair rental value of the Property. If both parties fail to appoint brokers within the prescribed time periods, then the first broker thereafter selected by a party shall determine the fair rental value of the Property. Each party shall bear the cost of its own broker and the parties shall share equally the cost of the single or third broker, if applicable. The brokers used shall have at least five (5) years’ experience in the sales and leasing of commercial/industrial real property in the area in which the Property is located and shall be members of professional organizations such as the Society of Industrial Realtors, NAIOP, or their equivalent.
               (iii) For the purposes of such appraisal, the term “fair rental value” shall mean the price that a ready and willing tenant would pay, as of the applicable FRV Rental Adjustment Date, as monthly rent to a ready and willing landlord of property comparable to the Base Building Shell Improvements and the related land if such property were exposed for lease on the open market for a reasonable period of time and taking into account all of the purposes for which such property may be used. If a single broker is chosen, then such broker shall determine the fair rental value of the Property. Otherwise, the fair rental value of the Property shall be the arithmetic average of the two (2) of the three (3) appraisals which are closest in amount, and the third appraisal shall be disregarded. In no event, however, shall (a) the Base Rent be reduced by reason of such computation, or (b) the Base Rent be greater than one hundred fifteen percent (115%) of the Base Rent payable immediately prior to the applicable FRV Rental Adjustment Date. Landlord and Tenant shall instruct the broker(s) to complete their determination of the fair rental value not later than thirty (30) days prior to the applicable FRV Rental Adjustment Date. If the fair rental value is not determined prior to the applicable FRV Rental Adjustment Date, then Tenant shall continue to pay to Landlord the Base Rent applicable to the Property immediately prior to such Extension, until the fair rental value is determined. When the fair rental value of the Property is determined, Landlord shall deliver notice thereof to Tenant, and Tenant shall pay to Landlord, within ten (10) days after receipt of such notice, the difference between the Base Rent actually paid by Tenant to Landlord and the new Base Rent determined hereunder.

ARTICLE THREE BASE RENT
     Section 3.01. Time and Manner of Payment. Upon Tenant’s execution of this Lease, Tenant shall pay Landlord monthly Base Rent in the amount stated in Section 1.10(a) above for the seventh month of the Lease Term. On the first day of the eighth month of the Lease Term and each month thereafter, Tenant shall pay Landlord the monthly Base

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

Rent, in advance, without offset, recoupment, deduction or prior demand, except as otherwise expressly provided in this Lease. The Base Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing. The term “Lease Month” shall mean each consecutive calendar month during the Lease Term (including any partial calendar month at the inception of the Lease Term), with the first Lease Month commencing on the Lease Commencement Date. For purposes of this Lease, the term “Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Lease Commencement Date and ending on the last day of the twelfth (12th) calendar month following the month in which the Lease Commencement Date falls (unless the Lease Commencement Date falls on the first day of a calendar month, in which case the first Lease Year will end on the last day of the twelfth (12th) Lease Month), and with respect to subsequent Lease Years, each consecutive twelve (12) month period during the Lease Term following the first Lease Year. If the Lease Commencement Date is a day other than the first day of a calendar month, then (a) the Lease Term shall include the number of months stated (or the number of months included within the number of years stated) in Section 1.05 above, plus the partial Lease Month in which the Lease Commencement Date falls, and (b) the Base Rent and Additional Rent for such partial Lease Month shall be prorated based on the number of days in such calendar month.
     Section 3.02. Cost of Living Increases. At the rental adjustment intervals described in Section 2.05(d)(1) of this Lease, the Base Rent shall be increased in accordance with the increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (all items for the geographical Statistical Area in which the Property is located on the basis of 1982-1984=100) (the “Index”) as follows (assuming that the determination of Base Rent resulting from the use of the Index results in a higher Base Rent than the applicable fixed Base Rent specified in Section 2.05(d)(1)):
          (a) The Base Rent (the “Comparison Base Rent”) in effect immediately before each applicable Extension shall be increased by the percentage that the Index has increased from the date (the “Comparison Date”) on which payment of the Comparison Base Rent began through the month in which the applicable Extension begins. The Base Rent shall not be reduced by reason of such computation. If the new Base Rent determined in this manner is higher than the applicable fixed Base Rent specified in Section 2.05(d)(1) above, Landlord shall notify Tenant of the amount of such higher Base Rent amount by a written statement which shall include the Index for the applicable Comparison Date, the Index for the applicable Extension commencement date, the percentage increase between those two Indices, and the new Base Rent.
          (b) Tenant shall pay the new Base Rent from the applicable Extension commencement date until the next Extension commencement date. Landlord’s notice may be given after the applicable Extension commencement date of the increase, and Tenant shall pay Landlord the accrued rental adjustment for the months elapsed between the effective date of the increase and Landlord’s notice of such increase within thirty (30) days after Landlord’s notice. If the format or components of the Index are materially changed after the Lease Commencement Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Lease Commencement Date. The substitute index shall be used to calculate the increase in the Base Rent unless Tenant objects to such index in writing within fifteen (15) days after receipt of Landlord’s notice of such change. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute index for binding arbitration in accordance with the rules and regulations of the American Arbitration Association at its office closest to the Property. The costs of arbitration shall be borne equally by Landlord and Tenant.
     Section 3.03. Security Deposit; Supplemental Security Deposit.
          (a) Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.07 above. Landlord may apply all or part of the Security Deposit to any Event of Default arising from any unpaid rent or other charges due from Tenant or to cure any other Events of Default of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within thirty (30) days after Landlord’s written request. Tenant’s failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit.
          (b) Upon Tenant’s execution of this Lease, Tenant shall deliver to Landlord (as beneficiary), an irrevocable standby letter of credit (the “Letter of Credit”), substantially in the form of that attached as Exhibit “J” to this Lease, which shall serve as a supplemental Security Deposit (the “Supplemental Security Deposit”).
     The Letter of Credit shall be, among other things:

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

               (i) subject to and governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007 Revision);
               (ii) irrevocable and unconditional;
               (iii) in the amount of Two Hundred Ten Thousand Eight Hundred Sixty-one and 20/100 Dollars ($210,861.20);
               (iv) conditioned for payment solely upon presentation of the Letter of Credit, a sight draft, and a written statement from Landlord that the amount to be drawn is due and owing to Landlord under the terms of this Lease; and
               (v) transferable one or more times by Landlord without the consent of Tenant.
     Tenant, on or before the first day of Lease Month 7 shall deliver to Landlord (as beneficiary) a second Letter of Credit identical to the first described above and both letters of credit shall be referred to collectively below as the “Letter of Credit.”
     Tenant acknowledges and agrees that it shall pay upon Landlord’s demand, as Additional Rent, any and all costs or fees charged in connection with the Letter of Credit that arise due to Landlord’s sale or transfer of all or a portion of the Property following the expiration of the Purchase Option (defined below).
     The Letter of Credit shall be issued by a commercial bank or trust company reasonably satisfactory to Landlord, having offices (or a confirming bank) at which the Letter of Credit may be drawn upon in Los Angeles, California, and having a Moody’s rating of at least “A-3” (or other comparable rating).
     The Letter of Credit shall expire not earlier than twelve (12) months after the date of delivery thereof to Landlord, and shall provide that the same shall be automatically renewed for successive twelve (12)-month periods through a date which is not earlier than sixty (60) days after the expiration date of this Lease, or any renewal or extension thereof, unless written notice of nonrenewal has been given by the issuing bank to Landlord by certified mail, return receipt requested, not less than sixty (60) days prior to the expiration of the current period. If the issuing bank does not renew the Letter of Credit, and if Tenant does not deliver a substitute Letter of Credit at least thirty (30) days prior to the expiration of the current period, then, in addition to its rights granted under this Section 3.03 above, Landlord shall have the right to draw on the existing Letter of Credit.
     Landlord may use, apply, or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply, or retain the cash security deposit, as set forth above in this Section 3.03. Landlord may draw on the Letter of Credit, in whole or in part, from time to time, at Landlord’s election; and if Landlord partially draws down the Letter of Credit, Tenant shall, within fifteen (15) days after Landlord gives Tenant notice thereof, restore all amounts drawn by Landlord, or substitute cash security instead.
     Notwithstanding anything to the contrary in this Section 3.03, if no Event of Default exists under this Lease and provided that Tenant has not at any time during the term of this Lease instituted any litigation seeking to enjoin the issuing bank from paying on the Letter of Credit, upon Tenant’s receipt of final approval from the Food and Drug Administration for U.S. licensure for PROVENGE (the “Triggering Event”), Landlord’s right to draw on the Letter of Credit shall automatically terminate upon such Triggering Event and Landlord shall return the original the Letter of Credit to Tenant within five (5) business days following Tenant’s written demand made at any time following the Triggering Event, and Tenant shall have no further obligation to provide Landlord with the Supplemental Security Deposit.
     Tenant hereby agrees to cooperate with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions of this Section 3.03.
     Section 3.04. Application of Payments. Unless otherwise designated by Landlord in its sole discretion, all payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this section or have any force or effect.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

     Section 3.05. Termination; Advance Payments. Upon termination of this Lease under Article Seven (Damage or Destruction) of this Lease, or under Article Eight (Condemnation) of this Lease, or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall, within sixty (60) days thereafter refund or credit to Tenant (or Tenant’s successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for Real Property Taxes (defined below) and insurance which apply to any time periods after termination of this Lease.

ARTICLE FOUR OTHER CHARGES PAYABLE BY TENANT
     Section 4.01. Additional Rent. All charges payable by Tenant other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due within thirty (30) days following Tenant’s receipt of an invoice therefor, together with reasonably satisfactory supporting documentation, if applicable. The term “rent” or “Rent” shall mean Base Rent and Additional Rent. Without limitation on other obligations of Tenant that shall survive the expiration or earlier termination of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article Four shall survive the expiration or earlier termination of the Lease Term. The failure of Landlord to timely furnish Tenant the amount of the Additional Rent shall not preclude Landlord from enforcing its rights to collect such Additional Rent.
     Section 4.02. Property Taxes.
          (a) Real Property Taxes. Tenant shall pay all Real Property Taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements installed on the Property by or for the benefit of Tenant) during the Lease Term. Subject to Section 4.02(c) and Section 4.08 below, such payment shall be made at least ten (10) days prior to the delinquency date of such taxes. Within such ten (10)-day period, Tenant shall furnish Landlord with satisfactory evidence that the Real Property Taxes have been paid. Landlord shall reimburse Tenant for any Real Property Taxes paid by Tenant covering any period of time before or after the Lease Term. Alternatively, Landlord may elect to bill Tenant in advance for such taxes and Tenant shall pay Landlord the amount of such taxes, as Additional Rent, at least ten (10) days prior to the delinquency date of such taxes. Landlord shall pay such taxes prior to such delinquency date, provided Tenant has timely made payment to Landlord. Any penalty caused by Tenant’s failure to timely make such payments shall also be Additional Rent owed by Tenant immediately upon demand.
          (b) Definition of “Real Property Tax.” “Real Property Tax” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax on the Landlord’s right to receive, or the receipt of, rent or income from the Property or against Landlord’s business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a re-assessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord’s interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of Real Property Tax. “Real Property Tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes.
          (c) Joint Assessment; Tenant’s Share. As of the date of this Lease, the Property is not separately assessed, but Landlord shall use commercially reasonable efforts to have the Property separately assessed. While the Property is not separately assessed, Landlord shall reasonably determine Tenant’s share of the Real Property Taxes payable by Tenant under Section 4.02(a) above from the assessor’s worksheets or other reasonably available information.
          (d) Personal Property Taxes.
               (i) Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall diligently pursue the separate assessment of such personal property, so that it is taxed separately from the Property.
               (ii) If any of Tenant’s personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within thirty (30) days after Tenant receives a written statement from Landlord for such personal property taxes, but in no event earlier than fifteen days prior to the date such personal property taxes would be past due if not previously paid.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

          (e) Real Property Tax Abatement. Landlord and Tenant acknowledge and agree that (i) Landlord has entered into a Memorandum of Agreement with the Fulton County Tax Assessor with respect to the valuation of the leasehold interest of Landlord in and to the Building, and anticipates completion, at Landlord’s sole cost and expense, of a taxable development bond financing arrangement (the “Tax Abatement Process”) with the Development Authority of Fulton County, a public body corporate and politic of the State of Georgia (the “Development Authority”), whereby the Building (but not the underlying land) is expected to receive favorable ad valorem real property tax treatment in calendar years 2010 through 2020 with respect to Fulton County, Georgia, ad valorem taxes, and (ii) Tenant shall receive all of the actual tax reduction, rebate or abatement (the “Tax Savings”) relating to the Property during the Lease Term, provided that Tenant’s Tax Savings during any partial calendar year during the Lease Term shall be prorated by multiplying the Tax Savings by a fraction, the numerator of which is the number of days in the Term of this Lease in such partial calendar year and the denominator of which is 365. Tenant acknowledges and agrees that any actual Tax Savings available to Tenant during the Lease Term is subject to, and will only be available to the extent permitted by, Applicable Law.
          (f) Optional Lease, Rent and Tax Abatement for Equipment. Subject to Applicable Law and the Development Authority’s choice to participate (which choice is within the Development Authority’s sole discretion), at Tenant’s written request Landlord shall initiate the Tax Abatement Process with the Development Authority whereby Tenant’s equipment and other personal property at the Property may receive prospective favorable ad valorem personal property tax treatment with respect to Fulton County, Georgia, ad valorem taxes (the “Equipment Tax Savings”). Subject to Applicable Law and the Development Authority’s choice to participate in this Tax Abatement Process (which choice is within the Development Authority’s sole discretion), Tenant shall receive all of the actual Equipment Tax Savings related to any equipment or other personal property designated by Tenant for inclusion in such Tax Abatement Process (the “Equipment”), and Landlord shall enter into a Lease Agreement with the Development Authority (the “Lease Agreement”) which permits Landlord, on Tenant’s behalf, to include the Equipment in such Tax Abatement Process. Landlord and Tenant hereby agree to enter into an Agreement to Provide Bill of Sale and related agreements with respect to the Equipment, as may be required by the Development Authority to provide favorable tax treatment for the Equipment (collectively, the “Equipment Agreement”). Tenant acknowledges and agrees that the Equipment shall be subject to the rights and obligations under the Lease Agreement and the Equipment Agreement. Tenant shall reimburse Landlord (within 30 days following Landlord’s written demand) for the actual out-of-pocket costs, if any, incurred after the date of this Lease by Landlord in obtaining the Equipment Tax Savings pertaining to the Equipment, including, without limitation, the attorneys’ fees and other costs of legal counsel. Tenant acknowledges and agrees that any actual Equipment Tax Savings available to Tenant during the Lease Term is subject to, and will only be available to the extent permitted by, Applicable Law.
          (g) Opportunity Zone. Landlord and Tenant acknowledge that the Property is located within an area of Fulton County, Georgia designated by the Georgia Department of Community Affairs as an “Opportunity Zone” and that this designation allows Tenant to receive certain incentives, in the form of tax credits, to locate its business at the Property. Subject to the satisfaction of certain conditions, this designation is valid for tax years 2009 through 2019. As and when reasonably requested in writing by Tenant, Landlord agrees to cooperate with Tenant, as needed and at Tenant’s sole cost and expense, to enable Tenant to take advantage of the benefits associated with the operation of a business in such an Opportunity Zone.
     Section 4.03. Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, fiber optic, cable or other telecommunications or data delivery services, water, refuse disposal and other utilities and services supplied to the Property. Tenant acknowledges and agrees that (1) this Lease is entirely separate and distinct from and independent of any and all agreements that Tenant may at any time enter into with any third party for the provision of utility services or any other services, and (2) Landlord has no obligation of any kind concerning the provision of any such services. Provided that Landlord fulfills its maintenance, repair, and replacement obligations with respect to the Property as expressly provided in this Lease, Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services or utilities described in this Section 4.03, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, terrorist acts, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay rent as required under this Lease or constitute or be construed as a constructive or other eviction of Tenant. Further, in the event any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule,

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

regulation, mandatory control or voluntary guideline without affecting Tenant’s obligations under this Lease (and in case of any voluntary guidelines, without adversely affecting Tenant’s use and occupancy of the Property and without materially increasing Tenant’s occupancy costs). Tenant recognizes that security services, if any, provided by Landlord at the Building are for the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees or property in or about the Property or the Building. Subject to the applicable terms and provisions of this Lease, Tenant may prepare and implement its own security plan for the Property.
     Section 4.04. Insurance Policies.
          (a) Liability Insurance. During the Lease Term, Tenant, at Tenant’s sole cost and expense, shall maintain a policy of commercial general liability insurance (or its equivalent) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord (and any affiliate of Landlord designated by Landlord) as an additional insured under such policy, and Tenant shall provide Landlord with an appropriate “additional insured” endorsement to Tenant’s liability insurance policy (in a form acceptable to Landlord) not less than ten (10) business days prior to Tenant’s occupancy of the Property. The initial amount of such insurance shall be Three Million Dollars ($3,000,000.00) per occurrence and shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisors and other relevant factors. The liability insurance obtained by Tenant under this Section 4.04(a): shall (i) be primary and non-contributing; (ii) contain a “separation of insureds” clause (or equivalent); (iii) contain contractual liability coverage respecting Tenant’s indemnity obligations under Section 5.05 below; and (iv) not have a deductible amount in excess of Ten Thousand Dollars ($10,000.00). The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain commercial general liability insurance in an amount and with coverage determined by Landlord, insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.
          (b) Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Property in the full amount of its replacement value, with such policies providing protection against loss or damage due to fire or other casualties covered within the classification of fire, extended coverage, vandalism, malicious mischief, sprinkler leakage and any other perils which Landlord, Landlord’s lender or ground lessor deems reasonably necessary. Landlord shall have the right to obtain terrorism, flood and earthquake insurance and other forms of insurance as required by any lender holding a security interest in the Property or any ground lessor. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Property. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year’s Base Rent, plus estimated Real Property Taxes and insurance premiums. During the Lease Term, Tenant shall maintain (at its sole cost and expense) policies of insurance covering loss of or damage to Tenant’s fixtures, equipment, and building improvements installed by Tenant on the Property (including, without limitation, the Tenant Improvements) in the full amount of their replacement value, with such policies providing protection against loss or damage due to fire or other casualties covered within the classification of fire, extended coverage, vandalism, malicious mischief, sprinkler leakage and any other perils which Tenant deems necessary. Such policies shall contain an agreed amount endorsement in lieu of a co-insurance clause, and shall be written as primary policies, not contributing with and not supplemental to the property insurance coverage that Landlord is required to carry pursuant to this Section 4.04(b). Tenant shall be liable for the payment of any deductible amount under Landlord’s insurance policies (which deductible amount shall not exceed $10,000.00) maintained pursuant to this Section 4.04(b); provided, however, that if the loss or damage is due to an act or omission of Landlord, then Tenant shall not be responsible for payment of any such deductible amount. Tenant shall also be responsible for payment of any deductible amount under Tenant’s insurance policies. Tenant shall not do or permit anything to be done which invalidates any such insurance policies.
          (c) Payment of Premiums. Subject to Section 4.08 below, Tenant shall pay all premiums for the insurance policies described in Sections 4.04(a) and (b) above (whether obtained by Landlord or Tenant) within thirty (30) days after Tenant’s receipt of a copy of the premium statement or other evidence of amount due, except Landlord shall pay all premiums for non-primary commercial general liability insurance which Landlord elects to obtain as provided in Section 4.04(a) above; provided, however, that Tenant shall not be responsible for the payment of insurance premiums covering any period extending beyond the Lease Term. If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

showing in reasonable detail how Tenant’s share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant’s prorated share of the insurance premiums. Subject to the provisions of Section 2.03 above, prior to the Lease Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance (in form acceptable to Landlord) executed by an authorized officer or agent of the insurance company, certifying that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires. Upon Tenant’s written request, Landlord shall provide Tenant with a certificate of property insurance confirming that Landlord has obtained the property insurance required of Landlord under this Lease.
          (d) General Insurance Provisions.
               (i) Any insurance that Tenant is required to maintain under this Lease shall include a provision that requires the insurance carrier to give or endeavor to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or material modification of such coverage (i.e., a modification resulting in a decrease in the limits or types of coverage required under this Lease), including the cancellation or material modification of any required endorsements.
               (ii) If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord’s consent, Landlord may obtain such insurance for Landlord’s sole benefit (but is under no obligation to do so), in which case Tenant shall reimburse Landlord for the cost of such insurance within thirty (30) days after receipt of a statement that indicates the cost of such insurance. If Tenant fails to carry the required insurance, such failure shall automatically be deemed to be a covenant by Tenant to self-insure such required coverage, with a full waiver of subrogation in favor of Landlord (in the case of deemed self-insurance of Tenant’s required property insurance).
               (iii) Landlord and Tenant shall maintain all insurance required under this Lease with companies duly authorized to issue insurance policies in the State in which the Property is located and holding a Financial Strength Rating of “A-” or better, and a Financial Size Category of “VII” or larger, based on the most recent published ratings of the A.M. Best Company. Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under this Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant’s type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests. If Tenant believes that any such insurance coverage is inadequate, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.
               (iv) Unless prohibited under any applicable insurance policies maintained and notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery against the other, or against the members, managers, officers, employees, agents or representatives of the other(whether such right of recovery arises from a claim based on negligence or otherwise), for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.
               (v) Tenant shall not do or permit to be done any act or thing upon the Property or the Project which would (a) jeopardize or be in conflict with the property insurance policies covering the Project or fixtures or property in the Project; (b) increase the rate of property insurance applicable to the Project to an amount higher than it otherwise would be for general office and warehouse use of the Project; or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being conducted at the Property.
               (vi) Tenant shall, at its sole cost and expense, keep in full force and effect during the Lease Term the following additional coverage: (1) workers’ compensation insurance as required by state law; (2) employer’s

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

liability insurance, with a limit of One Million Dollars ($1,000,000), each accident, One Million Dollars ($1,000,000) policy limit, and One Million Dollars ($1,000,000) each employee for all persons employed by Tenant who may come onto or occupy the Property; (3) commercial auto liability insurance with a limit of One Million Dollars ($1,000,000) aggregate limit for bodily injury and property damage, including owned, non-owned, and hired auto liability coverage for such vehicles driven on and around the Property (if Tenant does not own company vehicles, a letter to that effect from an officer or principal of Tenant, in addition to proof of non-owned and hired auto liability coverage is required); (4) “Causes of Loss — Special Form” (or equivalent) personal property insurance, covering Tenant’s personal property, whether owned, leased, or rented, including but not limited to trade fixtures, furniture, equipment, office contents, any interior improvements constructed within the Property and any alterations to the Property made by Tenant; and (5) to the extent that Tenant constructs or develops any improvements in or on the Property, which according to the terms and conditions of this Lease shall become property of Landlord at the termination thereof, Tenant shall also provide “Causes of Loss — Special Form” (or equivalent) property coverage on a replacement cost basis.
               (vii) If Tenant carries any of the liability insurance required hereunder in the form of a blanket policy, any certificate required hereunder shall make specific reference to the Property; provided, however, the blanket policy carried with respect to the insurance required by Tenant hereunder shall contain a “per location” endorsement assuring that any aggregate limit under such blanket policy shall apply separately to the Property and that the insurer thereunder shall provide written notice to Landlord if the available portion of such aggregate is reduced to less than the minimum amounts required under Section 4.04(a) above by either payment of claims or the establishment of reserves for claims (in which case Tenant shall be obligated to take immediate steps to increase the amount of its insurance coverage in order to satisfy the minimum requirements set forth in Section 4.04(a) above).
     Section 4.05. Maintenance Services. Notwithstanding the provisions of Section 6.03 and Section 6.04 below, Landlord shall maintain, at Tenant’s sole cost and expense, the following with respect to the Property: (i) the landscaping (including without limiting to gardening, tree trimming, replacement or repair of landscaping, landscape irrigation systems, gopher control and similar items); (ii) the ESFR fire system; (iii) pump (including testing, monitoring and servicing); (iv) association dues; (v) site lighting and utilities (including, without limitation, utility charges for landscape watering, lighting and telephone line for the above-referenced fire system); and (vi) sweeping, cleaning, repairing, resurfacing and repaving of driveways, parking areas, yard areas, loading areas and other outdoor paved or covered surfaces and/or roads. In connection with Landlord’s obligations under this Section 4.05, Landlord may enter into a contract with a third party contractor/maintenance provider of Landlord’s choice to provide some (but not necessarily all) of the maintenance services listed above. Landlord shall have the right to collect from Tenant, as Additional Rent, a management fee (not to exceed two percent (2%) of the Base Rent) for managing the Property. Landlord shall also have the right to collect from Tenant, as Additional Rent, the costs incurred by Landlord for roof replacement, exterior painting, and the resurfacing and repaving of the Property’s parking lot and driveway, and in case of those items constituting capital expenditures (such as roof replacement), the cost of such replacement shall be amortized on a straight-line basis with interest at the rate of seven percent (7%) per annum over the useful life of the item, as reasonably determined by Landlord using generally accepted accounting principles, and Tenant shall only be liable for monthly amortization payments representing that portion of the cost which is applicable to the remaining Lease Term (as it may be extended). Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand, the cost for the above-referenced maintenance services that are beyond the scope of the services covered by the Monthly Maintenance Fee (defined below). Tenant agrees to pay monthly to Landlord, as Additional Rent, an amount which is currently One Thousand Nine Hundred Thirty-eight and 06/100 Dollars ($1,938.06) (the “Monthly Maintenance Fee”), for the routine landscaping and sweeping and cleaning of the Property’s outdoor paved areas. Tenant shall make such payment together with Tenant’s monthly Base Rent payment, without the necessity of notice from Landlord. It is the understanding of the parties that the Monthly Maintenance Fee only pertains to routine duties and that Landlord may incur similar expenses in addition to the Monthly Maintenance Fee in meeting its obligations set forth above. Landlord agrees that the recurring maintenance fees and operating costs of the Property (excluding uncontrollable costs such as those costs relating to taxes, insurance, and utilities) payable by Tenant under this Lease shall not increase by more than ten percent (10%) per year on a cumulative, compounded basis during the Lease Term. Landlord agrees to provide and/or manage the maintenance services in a professional manner on a reasonably cost efficient basis, to competitively bid out any major contracts (i.e., those contracts in excess of $25,000 per year) and to pass through such costs directly to Tenant without mark up (except for the allowed management fee). Tenant shall have the right at any time upon at least thirty (30) days prior written notice to Landlord, to assume direct responsibility for, and to pay the costs of, any or all of the routine maintenance services which are the subject of the Monthly Maintenance Fee, but any such assumption by Tenant shall not result in any reduction of the monthly management fee payable by Tenant to Landlord. In such event, Tenant shall have the right, at its sole cost and expense, to hire a third party manager to manage the delivery of such routine

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

maintenance services, but in no event shall Landlord’s management fee be reduced or terminated based on the routine maintenance services assumed by Tenant.
     Section 4.06. Late Charges. Tenant’s failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs is impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any rent payment within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to five percent (5%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. If Tenant shall be served with a demand for payment of past due rent or any other charge, any payments tendered thereafter to cure any default of Tenant shall be made only by cashier’s check, wire transfer, or other immediately available funds. Notwithstanding the above, Landlord agrees not to impose such late charge unless, immediately after its receipt of written notice from Landlord, Tenant fails to deliver such delinquent payment by nationally-recognized commercial overnight courier (for next business day delivery); provided, however, that Landlord is under no obligation to provide more than one (1) such notice in any consecutive 12-month period.
     Section 4.07. Interest on Past Due Obligations. In addition to any late charge imposed pursuant to Section 4.06 above, any amount owed by Tenant to Landlord or by Landlord to Tenant which is not paid when due shall bear interest at the rate of ten percent (10%) per annum from the due date of such amount (“Interest”); provided, however, that no interest shall be payable on any late charges imposed on Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant or Landlord under this Lease. If the interest rate specified in this Section 4.07, or any other charge or payment due under this Lease which may be deemed or construed as interest, is higher than the rate permitted by law, such interest rate is hereby decreased to the maximum legal interest rate permitted by law.
     Section 4.08. Impounds for Insurance Premiums and Real Property Taxes. If required by any ground lessor or lender to whom Landlord has granted a security interest in the Property, or if Tenant is more than ten (10) days late in the payment of rent more than once in any consecutive twelve (12) month period, Tenant, upon Landlord’s written demand, shall pay Landlord a sum equal to one-twelfth (l/12) of the annual real property taxes and insurance premiums payable by Tenant under this Lease, together with each payment of Base Rent. Landlord shall hold such payments in a non-interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of real property taxes and insurance premiums when due. Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request. If Tenant defaults under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.
     Section 4.09. Tenant’s Audit Rights. Tenant may, during regular business hours but not more than once each calendar year and only following not less than fifteen (15) business days prior written notice to Landlord, inspect and audit the records of costs pertaining to Landlord’s operation and maintenance of the Property during the prior year (“Tenant’s Audit Right”). If Tenant’s audit shall disclose an overstatement of Tenant’s costs of seven percent (7%) or more, then Landlord shall pay the reasonable costs and expenses incurred by Tenant in conducting such audit, not to exceed Five Thousand Dollars ($5,000.00).
          Tenant’s Audit Right may not be exercised if an Event of Default on the part of Tenant exists, and is also subject to the following conditions:
               (i) The audit may only be conducted during Landlord’s regular office hours and only by an employee of Tenant or an otherwise qualified auditor and not by anyone with a financial interest in the results of the audit;
               (ii) The audit must be conducted over a period not to exceed ten (10) business days (provided that such days need not be consecutive and provided further that Tenant’s auditor is allowed reasonable access to Landlord’s Audit Materials, as defined below);
               (iii) Tenant’s representative shall be permitted to inspect only Landlord’s line-item breakdown of direct operating expenses for the Property for the applicable calendar year, the “general ledger,” and the invoices relating to the general ledger (collectively, the “Audit Materials”);

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

               (iv) Landlord’s representative shall answer reasonable questions during the course of the exercise of Tenant’s Audit Right, but shall not be required to prepare or provide any work product other than the Audit Materials;
               (v) Landlord shall only provide Tenant with copies of Landlord’s existing records comprising the Audit Materials. In no event shall Landlord prepare any schedules or perform any analysis or comparisons for Tenant with respect to the audit; and
               (vi) Tenant and its auditor shall execute a confidentiality agreement, in form and substance reasonably acceptable to Landlord and Tenant, protecting the confidentiality of the Audit Materials and the results of the audit. At a minimum, the confidentiality agreement must provide that (a) the auditor’s report or other final work product prepared by the auditor (the “Auditor’s Report”) shall be delivered to Landlord no later than two (2) weeks following completion of the audit, and (b) the auditor (if a third party) will indemnify and hold harmless Landlord from any damages, loss, claim, liability, cost or expense (including legal fees and costs), resulting from breach of the confidentiality agreement.
          If, following the date of delivery of the Auditor’s Report to Landlord (the “Report Date”), Landlord disputes the findings contained therein, and Landlord and Tenant are not able to resolve their differences within thirty (30) days following the Report Date, the dispute shall be resolved by arbitration as follows: Landlord and Tenant shall attempt to agree in good faith upon a single, independent certified public accountant (“CPA”) not later than fifty (50) days following the Report Date. If Landlord and Tenant are unable to agree upon a single CPA within such time period, then Landlord and Tenant shall each appoint one CPA not later than seventy (70) days following the Report Date. Within (10) days thereafter, the two appointed CPAs shall appoint a third, independent CPA. If either Landlord or Tenant fails to appoint its CPA within the prescribed time period, the single CPA so appointed shall resolve the dispute. If both parties fail to appoint CPAs within the prescribed time periods, then the first CPA thereafter selected by a party shall resolve the dispute. The CPAs are by this Lease directed to review the costs in question and to conduct the arbitration no later than sixty (60) days following the appointment of the last CPA to act hereunder. Each CPA shall have at least five (5) years experience in real estate accounting for properties similar to the Property, and shall not have been retained by either party within the prior three (3) years. All CPAs shall review the applicable terms and provisions of this Lease regarding such costs, Landlord’s books and records relating to same and the Auditor’s Report and shall use generally accepted accounting principles to arrive at their conclusions. The locale of the arbitration shall be Atlanta, Georgia. In resolving the dispute, the arbitrators will apply the law of State where the Property is located, and are limited to the determination of Tenant’s appropriate share of costs for the period under review. The decision of the arbitrators shall be final and binding on Landlord and Tenant. If the arbitrators determine that the amount of costs billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the arbitrators’ decision, without interest. All costs of the arbitration (that is, the cost of the arbitrators) shall be divided equally between the parties, and each of the parties shall bear the costs of their own counsel and other professionals or consultants, if any, engaged by them for purposes of the arbitration. The exercise of Tenant’s Audit Right shall not relieve Tenant of its obligation to pay disputed amounts. Tenant’s Audit Right (including the arbitration provisions provided herein) constitutes Tenant’s sole remedy with respect to a dispute related to such costs.

ARTICLE FIVE USE OF PROPERTY
     Section 5.01. Permitted Uses. Tenant may use the Property only for the Permitted Uses set forth in Section 1.06 above and for no other purpose whatsoever without Landlord’s prior written approval, which approval may not be unreasonably withheld, conditioned, or delayed; provided that such other Permitted Uses (other than those identified in Section 1.06 above) (i) do not create any atypical, irreparable, material wear and tear on the Building; (ii) do not create any atypical material risk of Environmental Damages or Hazardous Material contamination on the Property; (iii) do not create obnoxious (as to a reasonable person) odors or noise which escape the Property; (iv) do not include storage of tires or chemicals (other than those permitted under Section 5.03 below) or explosives; and (v) and do not involve fabrication or manufacturing, except as contemplated in Section 1.06 above, including specifically within such exception any manufacturing or fabrication constituting a use described in clause (b) of Section 1.06 above.
     Section 5.02. Manner of Use. Tenant shall not cause or permit the Property to be improved, developed, or used in any way which constitutes a violation of any law, statute, ordinance, or governmental regulation or order, or other governmental requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”), or which unreasonably interferes with the rights of other tenants of Landlord, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits required for Tenant’s specific use and occupancy of the Property, and for

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

all business licenses, and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including without limiting to the Occupational Safety and Health Act. Notwithstanding the foregoing, Landlord shall, at Tenant’s sole cost and expense, cooperate with Tenant in executing permitting applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain a High Pile Stock Permit (or comparable permit) from the applicable governmental authority, if applicable. Tenant, at Tenant’s sole cost and expense, shall be responsible for the installation of any fire hose valves, draft curtains, smoke venting and any additional fire protection systems (including, but not limited to, fire extinguishers) that may be required by the fire department or any governmental agency because of Tenant’s specific use of the Property. It shall be considered a Tenant Delay under Article Fourteen below if a delay in obtaining such permit thereby delays or affects Landlord’s receipt of governmental permits, approvals or certificates of occupancy.
     Tenant shall, at its sole cost and expense, promptly comply with any Applicable Laws which relate to (or are triggered by) (i) Tenant’s use of the Property, and (ii) any alteration or any tenant improvements made by Tenant or at the request of Tenant. Should any standard or regulation now or hereafter be imposed on Tenant by any federal, state or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any Applicable Laws, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately notify Landlord in writing of any water infiltration at the Property of which Tenant becomes aware. Landlord shall be responsible for constructing the Base Building Shell Improvements in accordance with Applicable Laws, including, without limitation, the Americans with Disabilities Act.
     Section 5.03. Hazardous Materials.
          5.03.1 Definitions.
          A. “Hazardous Material” means any substance, whether solid, liquid or gaseous in nature:
               (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or
               (ii) which is or becomes defined as a “hazardous waste,” “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. section 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as these laws have been amended or supplemented; or
               (iii) which is regulated or becomes regulated under any Environmental Requirements (defined below) as toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; or
               (iv) the presence of which on the Property causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or
               (v) the presence of which on adjacent properties constitutes a trespass by Tenant; or
               (vi) without limitation which contains gasoline, diesel fuel or other petroleum hydrocarbons (provided that Hazardous Materials shall not include any such products that are contained solely within a motor vehicle); or
               (vii) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

               (viii) without limitation which contains radon gas, other than naturally-occurring conditions at the Property.
          B. “Environmental Requirements” means all applicable present and future:
               (i) statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items relating to the protection of human health or the environment (including, but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation), of all Governmental Agencies; and
               (ii) all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation, all requirements pertaining to emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.
     C. “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses (including the expense of investigation and defense of any claim, whether or not such claim is ultimately defeated, or the amount of any good faith settlement or judgment arising from any such claim) of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable (including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees) any of which are incurred at any time as a result of the existence of Hazardous Material upon, about, or beneath the Property or migrating or threatening to migrate to or from the Property, or the existence of a violation of Environmental Requirements pertaining to the Property and the activities thereon, regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Property including, without limitation:
               (i) damages for personal injury, or injury to property or natural resources occurring upon or off of the Property, including, without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest, penalties and damages arising from claims brought by or on behalf of employees of Tenant (with respect to which Tenant waives any right to raise as a defense against Landlord any immunity to which it is entitled under any worker’s compensation laws);
               (ii) fees, costs or expenses incurred for the services of attorneys, consultants, contractors, experts (and similar environmental professionals), laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials in manner consistent with this Section 5.03 or violation of such Environmental Requirements, including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Governmental Agency under any Environmental Requirements or reasonably necessary to make full economic use of the Property in a manner consistent with its then current use, and including without limitation any attorneys’ fees, costs and expenses incurred in enforcing the provisions of this Lease or collecting any sums due hereunder;
               (iii) liability to any third person or Governmental Agency to indemnify such person or Governmental Agency for costs expended in connection with the items referenced in subparagraph (ii) above; and
               (iv) actual diminution in the fair market value of the Property to the extent resulting from the presence of Hazardous Materials at the Property in violation of this Lease, including without limitation any reduction in fair market rental value or life expectancy of the Property or the improvements located thereon or the restriction on the use of or adverse impact on the marketing of the Property or any portion thereof.
          D. “Governmental Agency” means all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states, counties, cities and political subdivisions thereof.
          E. The “Tenant Group” means Tenant, Tenant’s successors, assignees, guarantors, officers, members, managers, directors, agents, employees, contractors, invitees, permitees or other parties under the supervision or control of Tenant or entering the Property during the Lease Term at the request of or with the permission of Tenant. The

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

Tenant Group shall exclude Landlord or Landlord’s agents, contractors, invitees, permitees, employees, or other parties under the supervisions or control of Landlord.
          5.03.2 Prohibitions.
          A. Other than (a) normal quantities of general office and cleaning supplies used in the ordinary course of business, (b) Hazardous Materials used in the ordinary course of Tenant’s business in compliance with all applicable Environmental Requirements that are of such a nature and de minimus in amount that they would not reasonably be expected to result in any Environmental Damages, and (c) except as specified on Exhibit “D” attached hereto, Tenant shall not cause or permit any Hazardous Material to be brought upon, treated, kept, stored, disposed of, discharged, released, produced, manufactured, generated, refined or used upon, about or beneath the Property by the Tenant Group or any other person without the prior written consent of Landlord, not to be unreasonably withheld, conditioned, or delayed. From time to time during the Lease Term, Tenant may request Landlord’s approval of Tenant’s use of other Hazardous Materials, which approval shall not be unreasonably withheld, conditioned, or delayed, provided that to the extent a Hazardous Material is required for Tenant to operate its business consistent with the Permitted Use, Tenant’s use of such Hazardous Material shall be approved by Landlord so long as Tenant’s use is in strict compliance with all Environmental Requirements. Tenant shall, prior to the Lease Commencement Date, provide to Landlord for those Hazardous Materials described on Exhibit “D”: (a) a description of handling, storage, use and disposal procedures; and (b) all “community right to know” plans or disclosures and/or emergency response plans which Tenant is required to supply to local Governmental Agencies pursuant to any Environmental Requirements.
          B. Tenant shall not cause or permit the commission by the Tenant Group, or by any other person, of a violation of any Environmental Requirements upon, about or beneath the Property.
          C. Tenant shall neither create nor permit the Tenant Group to create any environmental lien, security interest or other similar charge or encumbrance with respect to the Property, including without limitation, any lien imposed pursuant to section 107(f) of the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. section 9607(l)) or any similar state statute.
          D. Except for the above-ground storage tanks identified on the attached Exhibit “D” for the storage of carbon dioxide, liquid nitrogen, and diesel fuel, respectively, the installation and operation of which are hereby authorized by Landlord (provided that Tenant’s installation and operation are in compliance with the requirements of this Section 5.03 and the plans and specifications for the installation of the same have been or will be approved by Landlord pursuant to the terms of this Lease), Tenant shall not install, operate or maintain any above or below grade tank, sump, pit, pond, lagoon or other storage or treatment vessel or device containing Hazardous Materials (collectively, “Tanks”) on the Property without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the above, to the extent a Tank is required for Tenant to operate its business consistent with the Permitted Use, Tenant’s use of such Tank shall be approved by Landlord so long as Tenant’s use is in strict compliance with all Environmental Requirements, and provided further that the prohibitions and consent requirements of this paragraph shall not apply to any storage vessel use by Tenant having a capacity of less than twenty (20) gallons.
          5.03.3 Indemnity.
          A. Tenant, its successors, assigns and guarantors, agree to indemnify, defend, reimburse and hold harmless:
               (i) Landlord; and
               (ii) any other person who acquires all or a portion of the Property in any manner (including purchase at a foreclosure sale) and who becomes entitled to exercise the rights and remedies of Landlord under this Lease; and
               (iii) the directors, officers, shareholders, employees, partners, members, managers, agents, contractors, subcontractors, licensees, affiliates, lessees, mortgagees, trustees, heirs, devisees, successors, assigns and invitees of such persons;

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

from and against any and all Environmental Damages which exist as a result of the activities or negligence of the Tenant Group relating to the Property, to the extent of the same, or which exist as a result of the breach of any warranty or covenant or the inaccuracy of any representation of Tenant contained in Section 5.03 of this Lease, or by Tenant’s remediation of the Property or failure to meet its obligations contained in Section 5.03 this Lease, provided that Tenant’s duty to remediate environmental conditions at or emanating from the Property (or to pay the costs of such remediation) shall be limited to the obligations set forth in Section 5.03.4 below.
          B. The obligations contained in this Section 5.03.3 shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings, even if such claims, suits or proceedings are groundless, false or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons. Landlord, at its sole expense, and without charge-back to Tenant, may employ additional counsel of its choice to associate with counsel representing Tenant.
          C. Landlord shall have the right but not the obligation to join and participate in, and jointly control, if it so elects at its sole expense and without charge-back to Tenant, any legal proceedings or actions initiated in connection with Tenant’s activities. Landlord may also jointly negotiate, defend, approve and appeal any action taken or issued by any applicable Governmental Agency with regard to contamination of the Property by a Hazardous Material.
          D. The obligations of Tenant in this Section 5.03.3 shall survive the expiration or termination of this Lease.
          E. The obligations of Tenant under this Section 5.03.3 shall not be affected by any investigation by or on behalf of Landlord, or by any information which Landlord may have or obtain with respect thereto, except as otherwise expressly provided in Section 5.03.11 below.
          5.03.4 Obligation to Remediate. Subject to the obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, upon demand of Landlord, at its sole cost and expense and using contractors approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed), promptly take all actions to remediate the Property and to mitigate Environmental Damages which are required by the Environmental Requirements or which are reasonably necessary to make full economic use of the Property (in a manner consistent with its then current use), which remediation and mitigation is necessitated from the presence upon, about or beneath the Property, at any time during or upon termination of this Lease (whether discovered during or following the Lease Term), of a Hazardous Material or a violation of Environmental Requirements existing as a result of the activities or negligence of the Tenant Group relating to the Property. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work required under this Section 5.03, whether on or off the Property, which shall be performed in a manner approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed).
          5.03.5 Right to Inspect. Subject to the inspection provisions of Section 16.28 of this Lease and the confidentiality provisions of Section 5.03.12 below, Landlord shall have the right in its sole and absolute discretion, but not the duty, to enter and conduct an inspection of the Property, including invasive tests (but any such invasive tests shall only be permitted following a reasonable determination that Hazardous Materials may have been introduced to the Property other than those Hazardous Materials previously approved by Landlord for use and which are used in compliance with all Environmental Requirements), at any reasonable time to as necessary to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Property and the activities thereon with Environmental Requirements and the existence of Environmental Damages as a result of the activities of the Tenant Group at the Property. Landlord shall have the right, but not the duty, to retain any independent professional consultant (the “Consultant”) to enter the Property to conduct such an inspection or to review any report prepared by or for Tenant concerning such compliance, provided that the Consultant shall agree to be bound by the provisions of Section 16.28 and Section 5.03.12 of this Lease. The cost of the Consultant shall be paid by Landlord except to the extent such investigation discloses a violation of any Environmental Requirement by the Tenant Group or the existence of a Hazardous Material on the Property or any other property caused by the activities or negligence of the Tenant Group at the Property (other than Hazardous Materials used in compliance with all Environmental Requirements and previously approved by Landlord), in which case Tenant shall pay the cost of the Consultant and Landlord shall promptly provide Tenant with a copy of all

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

reports, data and other documents prepared by Consultant in connection with its inspection, subject to Tenant’s compliance with the applicable confidentiality provisions of Section 5.03.12 below.
          5.03.6 Notification. If Tenant shall become aware of or receive notice or other communication concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability of Tenant for Environmental Damages in connection with the Property or past or present activities of any person thereon, including but not limited to notice or other communication concerning any actual or threatened investigation, inquiry, lawsuit, claim, citation, directive, summons, proceeding, complaint, notice, order, writ, or injunction, relating to same, then Tenant shall deliver to Landlord within ten (10) days of the receipt of such notice or communication by Tenant, a written description of said violation, liability, or actual or threatened event or condition, together with copies of any documents evidencing same. Receipt of such notice shall not be deemed to create any obligation on the part of Landlord to defend or otherwise respond to any such notification nor any liability of Tenant for the information contained in the notice.
          If requested by Landlord in writing, Tenant shall disclose to Landlord the names and amounts of all Hazardous Materials other than general office and cleaning supplies and other substances listed on the attached Exhibit “D” and referred to in Section 5.03.2 of this Lease, which are then being used, generated, treated, handled, stored or disposed of on the Property or, if known by Tenant, which Tenant intends to use, generate, treat, handle, store or dispose of on the Property. The foregoing in no way shall limit the necessity for Tenant obtaining Landlord’s consent pursuant to Section 5.03.2 of this Lease.
          5.03.7 Surrender of Property. In the ninety (90) days prior to the expiration or termination of the Lease Term, and for up to ninety (90) days after the later to occur of: (i) Tenant fully surrenders to Landlord exclusive possession of the Property; and (ii) the termination of this Lease, Landlord may have an environmental assessment of the Property performed in accordance with Section 5.03.5 of this Lease. Tenant shall perform, at its sole cost and expense, any clean-up or remedial work reasonably recommended by the Consultant that is required to remove, mitigate or remediate any Hazardous Materials and/or contamination of the Property caused by the activities or negligence of the Tenant Group to the extent such is required by Section 5.03.4 above.
          5.03.8 Assignment and Subletting. In the event this Lease provides that Tenant may assign this Lease or sublet the Property subject to Landlord’s consent and/or certain other conditions, and if the proposed assignee’s or sublessee’s activities in or about the Property involve the use, handling, storage or disposal of any Hazardous Materials other than those used by Tenant and in quantities and processes similar to Tenant’s uses in compliance with this Lease, Landlord may withhold its consent to such assignment or sublease if the risk of contamination posed by such activities is materially greater than that posed by Tenant’s activities.
          5.03.9 Storage Tanks. Without limiting the generality of the above provisions of this Section 5.03, with respect to any above or underground storage tanks to be located on the Property by Tenant with Landlord’s consent, Tenant shall keep all permits and registrations current and shall provide Landlord with copies of all test results regarding such tanks, including without limitation, tightness testing and release detection results, all submissions to and correspondence with any Governmental Agency regarding such tests and provide copies of all plans for responding to releases from such tanks, including any and all SPCC (spill prevention control and countermeasure) plans. Tenant shall, within twenty-four (24) hours, notify Landlord of any release or suspected release from such tanks, and shall immediately commence corrective action and shall remediate any release in accordance with Section 5.03.4 above, unless Landlord specifically consents in writing to a lesser standard for remediation. Tenant shall comply with all requests by Landlord for reasonable, appropriate and lawful modifications to any spill prevention, investigation or remediation plan and in connection with any investigation or remediation to bring such plan, investigation or remediation into compliance with Environmental Requirements and shall allow Landlord to conduct its own testing in connection with any spill or release and provide Landlord with split samples of Tenant’s sampling upon Landlord’s written request.
          5.03.10 Survival of Hazardous Materials Obligation. Tenant’s material breach of any of its covenants or obligations under this Section 5.03 shall constitute a material default under this Lease. The obligations of Tenant under this Lease shall survive the expiration or earlier termination of this Lease without any limitation, and shall constitute obligations that are independent and severable from Tenant’s covenants and obligations to pay rent under this Lease.
          5.03.11 Landlord’s Representation and Warranty; Indemnity. As of the date of this Lease, Landlord represents and warrants to Tenant that to the best of Landlord’s actual knowledge (and except as otherwise disclosed in any environmental assessment report provided by Landlord to Tenant), the Property is free of any Hazardous Materials in

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

violation of any Environmental Requirements. For purposes of this Lease, “Landlord’s actual knowledge” shall be deemed to mean the actual knowledge (as opposed to implied, constructive or imputed) of R. Stan Conway. Notwithstanding anything to the contrary in this Section 5.03, Tenant shall have no liability of any kind to Landlord for, and Landlord shall indemnify, defend, reimburse and hold harmless Tenant and the other members of the Tenant Group from and against, any and all Environmental Damages resulting from (1) any pre-existing Hazardous Materials located on the Property as of the date of this Lease (the “Pre-existing Hazardous Materials”), and (2) any Hazardous Materials caused or permitted to be located on the Property during the Lease Term (whether or not claims related to the same are brought during or after the Lease Term) by the Landlord Group (other than any Hazardous Materials located on the Property resulting from the activities or negligence of the Tenant Group), or Hazardous Materials contamination exacerbated by the Landlord Group during the Lease Term, to the extent of such exacerbation, and (3) any violations of Environmental Requirements by the Landlord Group during the Lease Term, including violations resulting from Landlord’s construction of the Building Shell Improvements as of the date of Substantial Completion of the Building Shell Improvements. During the construction of the Building Shell Improvements and at all other times during the Lease Term, Landlord shall comply with, and cause the other members of the Landlord Group to comply with, the applicable Environmental Requirements. The indemnity obligations of Landlord in this Section 5.03.11 shall survive the expiration or earlier termination of this Lease.
          5.03.12 Confidentiality of Information. Landlord agrees to maintain any information provided to it by the Tenant Group under this Section 5.03, including any information provided on Exhibit “D”, as confidential (“Confidential Information”) and agrees not to provide such information to any third parties, including any Governmental Agency, without the express written consent of Tenant, which shall not be unreasonably withheld, conditioned, or delayed, except that, upon agreement to these confidentiality restrictions by the anticipated recipient, such information contained in this Lease may be provided to any accountants of Landlord in connection with the preparation of Landlord’s financial statements or tax returns, to agents or consultants of Landlord in connection with Landlord’s performance of its obligations under this Lease, to an assignee of this Lease or purchaser of the Property, to a lender or prospective lender, or to a person to whom disclosure is required in connection with any action brought to enforce this Lease. In the event Applicable Law requires Landlord to provide Confidential Information to a third party, including a Governmental Agency, Landlord shall give notice to Tenant of its intent to comply with such Laws at least five (5) days in advance of distributing the Confidential Information. Similarly, Tenant agrees to maintain any information provided to it by Landlord under this Section 5.03, including any information provided pursuant to Section 5.03.5 above, as confidential (“Landlord’s Confidential Information”) and agrees not to provide such information to any third parties, including any Governmental Agency, without the express written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed, except that, upon agreement to these confidentiality restrictions by the anticipated recipient, such information may be provided to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to agents or consultants of Tenant in connection with Tenant’s performance of its obligations under this Lease, to an assignee of this Lease, to a lender or prospective lender, or to a person to whom disclosure is required in connection with any action brought to enforce this Lease. In the event Applicable Law requires Tenant to provide Landlord’s Confidential Information to a third party, including a Governmental Agency, Tenant shall give notice to Landlord of its intent to comply with such Laws at least five (5) days in advance of distributing Landlord’s Confidential Information.
          Section 5.04. Auctions and Signs. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property. Subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned, or delayed), and provided all signs are in keeping with the quality, design and style of the business park within which the Property is located, Tenant, at its sole cost and expense, may install an identification sign (“Sign”) at the Property; provided, however, that (i) the size, color, location, materials and design of the Sign shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned, or delayed); (ii) the Sign shall comply with all applicable governmental rules and regulations and the Property’s covenants, conditions and restrictions; (iii) the Sign shall not be painted directly on the Building or attached or placed on the roof of the Building; and (iv) Tenant’s continuing signage right shall be contingent upon Tenant maintaining the Sign in a first-class condition. At Tenant’s written request and at Tenant’s sole cost, Landlord agrees to use commercially reasonable efforts to assist Tenant in maximizing the visibility of the Sign in relation to the Interstate 85 corridor, to the extent permitted by Applicable Laws. Tenant shall be responsible for all costs incurred in connection with the design, construction, installation, repair and maintenance of the Sign. Upon the expiration or earlier termination of this Lease, Tenant shall cause the Sign to be removed and shall repair any damage caused by such removal (including, but not limited to, patching and painting), all at Tenant’s sole cost and expense. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord, may be removed by Landlord, without notice by Landlord to Tenant at Tenant’s sole cost and expense.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

     Section 5.05. Indemnity. Tenant shall indemnify, defend, protect and hold harmless Landlord (and Landlord’s affiliates, employees, agents, contractors, and property manager) from any and all costs, claims, loss, damage, expense and liability (including without limitation court costs, litigation expenses, and reasonable attorneys’ fees) incurred in connection with or arising from: (a) Tenant’s use of the Property, including, but not limited to, those arising from any accident, incident, injury or damage, however and by whomsoever caused (except to the extent of any claim arising out of Landlord’s sole active negligence or willful misconduct), to any person or property occurring on the Property; (b) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done on the Property; (c) any breach or default in the performance of Tenant’s obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; or (e) other acts or omissions of Tenant. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property arising from any cause (including, but not limited to, those arising from a claim of negligence), and Tenant hereby waives all claims in respect thereof against Landlord, except to the extent of any claim arising out of Landlord’s sole active negligence or willful misconduct; provided, however, that this waiver is subject to Section 4.04(d)(iv) above. As used in this Section, the term “Tenant” shall include Tenant’s employees, agents, contractors and invitees, if applicable. The provisions of this Section 5.05 shall survive the expiration or earlier termination of this Lease with respect to any claims or liability occurring prior to such expiration or earlier termination, and shall constitute obligations that are independent and severable from Tenant’s covenants and obligations to pay rent under this Lease.
     Section 5.06. Landlord’s Access. Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Property to (i) inspect it; (ii) show the Property to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of non-responsibility; (iv) alter, improve or repair the Property; or (v) place “For Sale” and, within the final nine (9) months of the Lease Term, “For Lease” signs on the Property. Notwithstanding anything to the contrary contained in this Section 5.06, Landlord may enter the Property at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease, in the manner provided in this Lease, and consistent with applicable law; and (C) perform any covenants of Tenant which Tenant fails to perform within thirty (30) days following Landlord’s written notice and demand therefore, except in case of an emergency. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Property, and any other loss occasioned thereby. For each of the above purposes, Landlord may request and Tenant shall provide a key with which to unlock all the doors in the Property. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Property. Any entry into the Property in the manner described above shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Property, or an actual or constructive eviction of Tenant from any portion of the Property. Notwithstanding the above, except in case of an emergency or an Event of Default, Landlord’s entry into the Property is subject to Landlord’s compliance with Tenant’s reasonable security procedures, which shall be applicable and fairly imposed on all persons seeking access to the Property.
     Section 5.07. Parking. Tenant shall not allow large trucks or other large vehicles to be parked on the public streets located adjacent to the Property. With respect to the Property, the parking or storing of large trucks and other commercial vehicles is allowed in front of, adjacent and perpendicular to Tenant’s dock high loading doors at the Property, so as to be on the concrete apron adjacent to such doors (as shown on the attached Exhibit “A”), or in other areas of the Property specifically designated by Landlord for such purpose (as shown on the attached Exhibit “A”), but not otherwise.
     Section 5.08. Quiet Possession. If Tenant pays the rent and complies with all other terms of this Lease, Landlord agrees to defend Tenant’s right to enjoy the Property for the full Lease Term against all parties, subject to the provisions of this Lease.

ARTICLE SIX CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS
     Section 6.01. Existing Conditions. Subject to the performance of Landlord’s obligations under Article Fourteen below, Tenant agrees to accept the Property in its “as-is” condition as of the Building Shell Substantial Completion Date, subject to all recorded matters, laws, ordinances, and governmental regulations. Except as expressly provided in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representations or warranties, express or implied, whatsoever with respect to the condition of the Property, the Building or any portion of the Project, or any buildings or other improvements on or comprising a part of either of same, nor with respect to the fitness or suitability thereof for any particular use or purpose, and Tenant hereby waives any and all such implied warranties, including specifically but without limitation any implied warranty or representation of suitability. Tenant represents and

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property (or has had the opportunity to do so) as it exists as of the date of this Lease and is not relying on any representations of Landlord or any Broker with respect thereto.
     Section 6.02. Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources or places; (d) criminal acts or entry by unauthorized persons into the Property or the Building; or (e) any act or omission of any other tenant of Landlord. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability to the extent of Landlord’s gross negligence or willful misconduct, and are subject to Section 4.04(d)(iv) above.
     Section 6.03. Landlord’s Obligations. Subject to Article Seven (Damage or Destruction) below, and Article Eight (Condemnation) below and except for (a) the structural portions of (i) the foundations, (ii) the exterior walls, (iii) the roof of the Property, (iv) floor slab, and (v) parking areas and sidewalks, and (b) all underground pipes and conduits for the provision of utilities to their point of entry into the Building (except for those pipes and conduits constructed or installed and maintained by a utility provider), which shall remain Landlord’s responsibility at Landlord’s sole cost and without charge-back to Tenant, Landlord shall have absolutely no responsibility to repair, maintain or replace any portion of the Property at any time. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Property at Landlord’s expense or to terminate this Lease due to the condition of the Property; provided, however, that nothing in this sentence or elsewhere in this Lease shall or is intended to abrogate Tenant’s common law right to assert a claim against Landlord for constructive eviction.
     Section 6.04. Tenant’s Obligations.
          (a) Except as provided in Section 6.03 above, Article Seven (Damage or Destruction) below, and Article Eight (Condemnation) below, Tenant, at Tenant’s sole cost and expense, shall keep all portions of the Property (including structural, nonstructural, interior, exterior, systems and equipment) in good order, condition and repair. If any portion of the Property or any system or equipment in the Property that Tenant is obligated to repair cannot be fully repaired or restored (in Landlord’s judgment), Landlord may promptly replace such portion of the Property or system or equipment in the Property. The cost of such replacement shall be amortized (including interest at seven percent (7%) per annum on the unamortized amount) over the useful life as reasonably determined by Landlord in a manner consistent with generally accepted accounting principles, and Tenant shall be liable only for monthly amortization payments representing that portion of the cost which is applicable to the remaining Lease Term (as it may be extended), and if the full replacement cost is initially borne by Tenant, Landlord shall reimburse Tenant within thirty (30) days following Tenant’s replacement, failure of which will entitle Tenant to a credit against future Additional Rent obligations in an amount equal to Landlord’s share of such total cost, plus Interest from the reimbursement due date. Tenant shall maintain a preventive maintenance service contract providing for the regular inspection and maintenance of the Property’s heating and air conditioning systems by a licensed heating and air conditioning contractor, unless Landlord makes the election described in the next succeeding sentence. Landlord shall have the right, upon Tenant’s failure to do so and upon written notice to Tenant, to undertake the responsibility for preventive maintenance of all or a portion of the Property’s heating and air conditioning systems, the reasonable cost of which shall be paid by Tenant as Additional Rent. Tenant shall also maintain a preventive maintenance service contract providing for the regular inspection and maintenance of the Building’s roof. If any part of the Property or the Project is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that, at all times during the Lease Term, Tenant shall maintain the Property in an attractive, first-class and fully operative condition. Without limiting the generality of the provisions contained above in this Section 6.04(a), Tenant agrees to repair any damage caused by the transportation and storage of its products in, on, or about the Property, including, but not limited to any damage to the Property’s concrete floor slab, adjoining concrete ramps, adjoining concrete truck apron, and adjoining asphalt parking and access areas due to the use of forklifts hauling Tenant’s products, but excluding ordinary wear and tear. Tenant’s repair obligation described above shall include the replacement of any damaged areas of the Property or the Project, if repair is impracticable, so as to restore such areas to the condition existing prior to such damage.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

          (b) Tenant shall fulfill all of Tenant’s obligations under this Section 6.04 at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may (but without any obligation to do so), upon ten (10) days’ prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.
          (c) Notwithstanding anything to the contrary contained in this Section 6.04 or elsewhere in this Lease, provided that Tenant complies with all of the terms and conditions of such warranties of which it is aware and does not knowingly breach the same, Tenant shall have no obligation to undertake or to pay any costs associated with any repair, maintenance or replacement covered by the warranties obtained by Landlord in connection with Landlord’s development and construction of the Building Shell Improvements as contemplated in Article Fourteen below. Rather, Landlord will look solely to the providers of such warranties to undertake and/or pay for the costs of any such maintenance, repair or replacement, to the extent covered by such warranties, and Landlord shall be solely responsible for any failure of performance or shortfall arising under such warranties, unless such failure or shortfall results from the acts or omissions of Tenant.
     Section 6.05. Alterations, Additions, and Improvements.
          (a) Tenant shall not make any alterations, additions, or improvements to the Property (“Tenant’s Alterations”) without Landlord’s prior written consent, except for non-structural interior alterations that (i) do not exceed Two Hundred Thousand Dollars ($200,000.00) in cost; (ii) are not visible from the outside of the Building; and (iii) do not alter or penetrate the floor slab or the roof membrane. Tenant shall promptly remove any Tenant’s Alterations constructed in violation of this Section 6.05(a) upon Landlord’s written request. All Tenant’s Alterations shall be performed in a good and workmanlike manner, in conformity with all Applicable Laws, and all contractors and subcontractors shall be approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials. Notwithstanding anything to the contrary in this Section, Tenant must obtain Landlord’s prior written consent for any Tenant’s Alterations that will (or may) be visible from the outside of the Building. Landlord shall have the right, in its reasonable discretion, to determine the location of any such visible Tenant’s Alterations and require the screening of such items at Tenant’s sole cost and expense.
          (b) Tenant shall pay when due all claims for labor and material furnished to the Property by or at the request of Tenant. Tenant shall give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Property, regardless of whether Landlord’s consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property, to the extent permitted under applicable law.
          (c) To the extent Landlord’s prior consent is required by this Section 6.05, Landlord may condition its consent to any proposed Tenant’s Alterations on such reasonable requirements as Landlord, deems necessary or desirable, including without limitation: (i) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to Tenant’s Alterations; (ii) Landlord’s prior written approval of the contractors and subcontractors performing Tenant’s Alterations; (iii) Tenant’s written notice of whether Tenant’s Alterations include the use or handling of any Hazardous Materials; (iv) Tenant’s obtaining or causing its contractor to obtain, for Landlord’s benefit and protection, of such insurance as Landlord may reasonably require (in addition to that required under Section 4.04 of this Lease); and (v) Tenant’s payment to Landlord of all reasonable third party out-of-pocket costs and expenses (the “Out-of-Pocket Costs”) incurred by Landlord because of Tenant’s Alterations, including, but not limited to, Out-of-Pocket Costs reasonably incurred by engaging a third-party (if reasonably necessary) in reviewing the plans and specifications for, and the progress of, Tenant’s Alterations, and costs of engaging outside consultants (whether for structural engineering review or otherwise).
          (d) Within thirty (30) days following the imposition of any lien or stop notice resulting from any of Tenant’s Alterations (an “Imposition”), Tenant shall either (a) cause such Imposition to be released of record by payment, or (b) in case of a disputed Imposition, cause the posting of a proper bond in favor of Landlord or provide other security satisfactory to Landlord. In case of a disputed Imposition, Tenant shall diligently contest such Imposition and indemnify, defend, and hold Landlord harmless from any and all loss, cost, damage, liability and expense (including attorney’s fees) arising from or related to it. If Tenant fails to take either action within such thirty (30)-day period, Landlord, at its election, may pay and satisfy the Imposition, in which case the sum so paid by Landlord, with interest from the date of payment at

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

the rate set forth in Section 4.07 of this Lease, shall be deemed Additional Rent due and payable by Tenant within ten (10) days after Tenant’s receipt of Landlord’s payment demand.
          (e) Notwithstanding any language to the contrary in this Section 6.05, if the proposed Tenant’s Alterations involve or affect in any way one or more of the structural components of the Building, or materially affect in any way life safety matters, including, but not limited to, the Building’s or Project’s fire suppression system (collectively, the “Structural and Safety Alterations”), Landlord’s prior written consent to that portion of the work affecting structural components and life safety systems will be required, regardless of the cost of the proposed Alterations. Moreover, Tenant agrees to use contractors and subcontractors selected by Landlord for the construction of any and all permitted Structural and Safety Alterations, and for any work involving possible roof penetrations (so as to ensure that any such work is performed properly and does not render any applicable roof warranty void or voidable).
          (f) Tenant acknowledges and agrees that any Tenant’s Alterations are wholly optional with Tenant and are not being required by Landlord, either as a condition to the effectiveness of this Lease or otherwise.
     Section 6.06. Condition upon Termination. Upon the termination of this Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received, ordinary wear and tear excepted; provided, however, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction) below. In addition, Landlord may require Tenant to remove any Tenant’s Alterations (whether made or not made with Landlord’s consent) prior to the expiration of this Lease, and to restore the Property to its prior condition, ordinary wear and tear excepted, all at Tenant’s expense. All alterations, additions and improvements which Tenant may remove pursuant to this Section 6.06 but has not removed and which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. Tenant may remove any of Tenant’s machinery, fixtures, equipment, modular improvements, furniture or other personal property that can be removed without irreparable damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery, fixtures, equipment, modular improvements, furniture or other personal property (including, without limitation, the complete removal of all studs and bolts that penetrate the floor or walls and filling and patching the holes; provided, however, that with respect to floor bolt anchors, the provisions of Section 6.09 below shall control). In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property) without Landlord’s prior written consent: any power wiring and power panels; lighting and lighting fixtures; wall coverings; drapes, blinds and other window coverings; carpets and other floor coverings; heaters, air conditioners and any other heating and air conditioning equipment; fencing and security gates; load levelers, dock lights, dock locks and dock seals; and other similar building operating equipment and decorations. Without limiting the generality of the above, Tenant, at Tenant’s sole cost and expense, shall remove all of the initial Tenant Improvements (but Tenant need not remove any of the Building Modifications) prior to the expiration or earlier termination of this Lease. Tenant’s obligations under this Section 6.06 shall also include its obligations under Section 5.04 with respect to any Sign. If Tenant fails, by the expiration of this Lease or within thirty (30) days following any earlier termination of the Lease Term, to restore the Property to the condition required under this Section 6.06, then Tenant shall pay Landlord on demand an amount equal to the cost of such restoration work, plus an administration fee equal to fifteen percent (15%) of such amount. Notwithstanding any language to the contrary in this Section 6.06, Landlord shall notify Tenant in writing at the time (a) Tenant seeks Landlord’s consent to any Tenant’s Alterations, or (b) Tenant provides written notice to Landlord of any Tenant’s Alterations not requiring Landlord’s consent, that Landlord state (at the time it grants its consent, if applicable) whether or not removal will be required at the expiration or earlier termination of the Lease Term. Any such written request of Tenant shall specifically cite this Lease provision and Landlord’s obligation to make such a statement.
     Section 6.07. Roof Access. Anything in this Lease to the contrary notwithstanding, Tenant and any of its employees, agents, contractors or invitees shall have access to the roof of the Building for purposes reasonably related to Tenant’s completion of the Tenant Improvements, Tenant’s use of the Property or the discharge of Tenant’s repair, maintenance and replacement obligations under this Lease, without the need to obtain Landlord’s consent; provided, however, that Tenant shall, consistent with Section 6.04 of this Lease, be solely responsible for repairing any damage to the non-structural components of the roof, including the roof membrane, resulting from such access. Moreover, Tenant shall comply with all manufacturer’s requirements and recommendations with regard while accessing the rooftop so as not to void or cancel the warranty covering the roof membrane. Tenant shall request and Landlord shall provide Tenant with a copy of such manufacturer’s requirements and recommendations prior to Tenant’s initial access to the rooftop.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

     Section 6.08. Floor Load Limits. Tenant shall not place a load upon any floor of the Property exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, unusually heavy machinery and mechanical equipment in the Building, the location of which is not reflected in the Preliminary Plans (defined below). Such installations shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient to absorb and prevent vibration, noise and annoyance to other occupants of the Project.
     Section 6.09. Floor Bolt Anchors. Prior to anchoring any racking or equipment to the floor of the Property, Tenant shall drill the holes for any anchor bolts to a depth that is one inch (1”) deeper than normally required for such anchoring mechanism. Upon the expiration or earlier termination of this Lease, Tenant shall cut the top off any exposed anchor bolts, pound the remaining bolt into the one inch (1”) space described above, and pour epoxy filler into the existing hole so that the epoxy filler is flush with the floor, all at Tenant’s sole cost and expense.

ARTICLE SEVEN DAMAGE OR DESTRUCTION
     Section 7.01. Damage or Destruction to Property.
          (a) Tenant shall notify Landlord in writing (“Damage Notice”) promptly upon the occurrence of any damage to the Property. Subject to the provisions of Section 7.01(c) and Section 7.01(d) below, if the insurance proceeds received by Landlord from the insurance policies described in Section 4.04(b) above are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant’s fixtures, equipment, or improvements. In the absence of such an election, Tenant shall be solely responsible for the repair, replacement and restoration of Tenant’s fixtures, equipment, or improvements and shall promptly commence such repair and diligently pursue the same to completion, unless this Lease is terminated as provided in this Article Seven.
          (b) If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair (provided that such insufficiency is not the result of Landlord’s failure to maintain the property insurance required under Section 4.04(b) above), or if the cause of the damage is not covered by the insurance policies which Landlord is required to maintain under Section 4.04(b) above, Landlord may elect either to: (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect; or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of the Damage Notice whether Landlord elects to repair the damage or terminate this Lease. If Landlord elects to repair the damage, Tenant shall pay to Landlord within ten (10) days following Landlord’s receipt of the insurance proceeds (i) the deductible amount under Landlord’s insurance policies (which deductible amount shall not exceed $10,000.00), and (ii) if the damage is due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord (including, but not limited to, the entirety of any such deductible amount). If Landlord elects to terminate this Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and the Building. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant within ten (10) days following completion of such repairs and Landlord’s receipt of such proceeds. Any such amounts advanced by Tenant in excess of insurance proceeds made available to Tenant shall be carried forward as a credit against the purchase price otherwise payable by Tenant if Tenant exercises its First Refusal Right (defined below) or Purchase Option (defined below) as contemplated in Articles Seventeen and Nineteen below. Tenant shall give Landlord written notice of such election within thirty (30) days after receiving Landlord’s termination notice.
          (c) If the repairs to the Property are estimated to require more than one hundred eighty (180) days from Landlord’s receipt of insurance proceeds and building permits (the “Repair Period”) to be Substantially Completed, then either Landlord or Tenant shall have the right to terminate this Lease as of the later to occur of: (i) the date of the damage or destruction; and (ii) the date Tenant ceases to do business on the Property and delivers exclusive possession thereof to Landlord. Tenant shall have the right, at any time and from time to time to request in writing that Landlord deliver to Tenant a written notice (the “Contractor Certificate”) certifying to both Landlord and Tenant, in the reasonable opinion of Landlord’s contractor, the amount of time required to repair or complete the repair of the Property. If, in the Contractor Certificate, the contractor certifies that the repair of the Property will take a period in excess of the Repair Period, then within fifteen (15) days after the delivery of the Contractor Certificate to Tenant, Tenant or Landlord may terminate this Lease by delivering written notice of such termination to the other party within such fifteen (15) day period, and this Lease shall be terminated as of the date of the occurrence of such damage or destruction. Notwithstanding the

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

foregoing, Tenant shall not have any right to terminate this Lease under this Section 7.01 if the damage to the Property was caused by the acts or omissions of Tenant or its agents, employees, contractors, or invitees.
          (d) If the damage to the Property occurs during the last one hundred eighty (180) days of the Lease Term and such damage will require more than thirty (30) days to Substantially Complete the repair, then either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease, pursuant to this Section 7.01(d), shall give written notification to the other party of such election within thirty (30) days after Tenant’s Damage Notice.
     Section 7.02. Temporary Reduction of Rent. If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any Rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Property is impaired. However, the reduction shall not exceed the sum of one year’s payment of Base Rent, insurance premiums and Real Property Taxes. Except for such possible reduction in Rent, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property.
     Section 7.03. Waiver. Tenant waives the protection of any statute, code or judicial decision which may grant to Tenant the right to terminate a lease in the event of the destruction of the leased property. Landlord and Tenant agree that the provisions of Article Seven above shall govern the rights and obligations of Landlord and Tenant in the event of any destruction of the Property.

ARTICLE EIGHT CONDEMNATION
     If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the Building is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the real property or its lender, and such claim is payable separately to Tenant. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair and the shortfall is a material amount, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense without charge-back to Tenant.

ARTICLE NINE ASSIGNMENT AND SUBLETTING
     Section 9.01. Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, encumber or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, or sublet the Property or any part thereof (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). To request Landlord’s consent to any Transfer requiring such consent under the provisions of this Article Nine, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Property to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 9.03 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer requiring but made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord in connection with such review, within thirty (30) days after written request by Landlord, subject to the provisions of Section 12.02 below.
     Section 9.02. Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:
          9.02.1 The Transferee’s character or reputation is significantly less prestigious than that of the Tenant;
          9.02.2 The Transferee’s business or use of the Subject Space is not permitted under this Lease;
          9.02.3 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;
          9.02.4 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, purchase option or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right).
          If Landlord consents to any Transfer pursuant to the terms of this Section 9.02 (and does not exercise any recapture rights Landlord may have under Section 9.04 of this Lease), Tenant may within one hundred eighty (180) days after Landlord’s consent, but not later than the expiration of such 180-day period, enter into such Transfer of the Property or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 9.01 of this Lease.
     Section 9.03. Transfer Premium. In the event of a Transfer requiring Landlord’s consent, if Landlord consents to such a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord as and when received from the Transferee fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 9.03, received by Tenant from such Transferee. “Transfer Premium” shall mean (a) all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Property is transferred, less (b) Tenant’s actual, necessary, and reasonable cost of effecting the Transfer, including, without limitation, brokerage fees, attorneys’ fees, subtenant allowances and concessions, and permit, insurance, and construction costs. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.
     Section 9.04. Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article Nine, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Property, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Property, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. In the event of a recapture, Landlord may, if it elects, enter into a new lease covering the Subject Space with the intended Transferee on such terms as Landlord and such person or entity may agree or enter into a new lease covering the Subject Space with any other person or entity; in such event, Tenant shall not be entitled to any portion of the Transfer Premium, if any, which Landlord may realize on account of such termination and reletting. Notwithstanding any language to the contrary in this Article Nine, prior to delivery of a Transfer Notice, Tenant may provide Landlord with

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

notice of Tenant’s intention to pursue a possible Transfer involving a sublease of all or a portion of the Property or an assignment of Tenant’s interest in this Lease (“Preliminary Transfer Notice”). The Preliminary Transfer Notice shall include a description of the nature of the contemplated Transfer and a request that Landlord indicate within twenty (20) days following Landlord’s receipt of the Preliminary Transfer Notice (or within twenty (20) days following Landlord’s receipt from Tenant of any additional information reasonably requested in writing by Landlord with respect to the contemplated Transfer) whether Landlord intends to exercise its right of recapture as contained in this Section 9.04 in the event Tenant provides Landlord with a Transfer Notice. If Landlord fails to timely respond to the inquiry contained in the Preliminary Transfer Notice, Landlord is deemed to have expressed an intention to exercise its recapture right. If Landlord notifies Tenant of its intention not to exercise its recapture right (“Landlord’s Intention Notice”), Tenant will be entitled to pursue a proposed Transfer free of any risk of recapture by Landlord as long as Tenant delivers a Transfer Notice to Landlord within one hundred twenty (120) days following Tenant’s receipt of Landlord’s Intention Notice.
     Section 9.05. Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of Tenant’s obligations under this Lease from liability under this Lease; provided, however, that if a Transferee has a minimum tangible net worth (as determined according to generally accepted accounting principles, consistently applied) of Fifty Million Dollars ($50,000,000), then Landlord shall release Tenant from any future liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer and relevant to the determination of the existence of any Transfer Premium, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if the deficiency is understated by more than seven percent (7%), Tenant shall also pay Landlord’s costs of such audit not to exceed Two Thousand Five Hundred Dollars ($2,500.00).
     Section 9.06. Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include: (i) if Tenant is a partnership, the cumulative withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or the cumulative transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period; and (iii) if Tenant is a limited liability company, any cumulative transfer of more than fifty percent (50%) of the membership interests. If Tenant is a corporation whose stock is publicly held and traded through an exchange or over the counter, no sale or other transfer of the stock is a Transfer within the meaning of this Article Nine. In addition to those types of Transfers specified above in this Article Nine, any use of the Property by an individual or entity other than Tenant, whether pursuant to a license or concession, or otherwise, shall be deemed a Transfer requiring Landlord’s consent; provided, however, that the use of any portion of the Property by Tenant and a third party as part of a partnering, co-development or similar arrangement or association in the ordinary course of Tenant’s business in the development of drugs shall not constitute a Transfer under this Lease. Notwithstanding any language to the contrary in this Article Nine, Landlord agrees not to withhold its consent to any proposed assignment of Tenant’s leasehold interest in the Property to a lender as security, whether such proposed assignment is in the form of a leasehold deed to secure debt, leasehold mortgage, or otherwise; provided, however, that the granting of such consent is expressly conditioned on the full execution and delivery of a consent agreement containing terms and conditions reasonably acceptable to Landlord, Landlord’s lender, Tenant and Tenant’s lender.
     Section 9.07. Tenant Affiliate. Notwithstanding anything to the contrary contained in Section 9.01 of this Lease, a Transfer of all or a portion of the Property to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) or to any corporation or other entity resulting from a merger or restructuring of or consolidation with Tenant (collectively, “Tenant Affiliate”), shall not be deemed a Transfer under Article Nine for which (a) consent is required, or (b) any Transfer Premium is payable, provided that: (i) Tenant immediately notifies Landlord of

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

any such Transfer; (ii) promptly supplies Landlord with any documents or information requested by Landlord regarding such Transfer; (iii) if such Transfer is an assignment, Tenant Affiliate assumes in writing all of Tenant’s obligations under this Lease; and (iv) such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control,” as used herein, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. The right of a Tenant Affiliate to exercise a renewal Option, the First Refusal Right (defined below), Expansion Option (defined below), or Purchase Option (defined below) shall be governed by the other provisions of this Lease dealing with such options and rights.
     Section 9.08. Transfer Involving Sublease. Every Transfer in the form of an approved sublease transaction shall be evidenced by a written sublease (the “Sublease”) between Tenant and the subtenant (“Subtenant”). The Sublease or, where applicable, Landlord’s written consent required under Section 9.01 above, to which Tenant and Subtenant shall be parties (the “Consent”), shall comply with the following requirements:
          (i) The form of the Sublease, and the terms and conditions thereof, shall be subject to Landlord’s approval, which shall be granted or withheld in Landlord’s reasonable discretion.
          (ii) The Sublease shall be subject to, and shall incorporate by reference, all of the terms and conditions of this Lease, except those terms and conditions relating to Base Rent, Additional Rent, and any other amount due under this Lease. Subtenant shall acknowledge in the Sublease or Consent that it has reviewed and agreed to all of the terms and conditions of this Lease. Subtenant shall agree in the Sublease or Consent not to do, or fail to do, anything that would cause Tenant to violate any of its obligations under this Lease.
          (iii) The Sublease or Consent shall require that: (1) Subtenant shall have no right to exercise any option to extend the Lease Term or exercise the First Refusal Right, or Purchase Option, or Expansion Option (or any similar rights) granted to Tenant in this Lease; and (2) the Sublease shall require Tenant to agree that it shall neither exercise on behalf of, nor assign to, Subtenant any such options or rights. Nothing in this Section 9.08(iii) shall abrogate Tenant’s right to exercise any such rights and options for its own account, regardless of the existence of any such Sublease.
          (iv) The Sublease or Consent shall contain, in full, any use restrictions or other provisions of this Lease that affect the use of the Property, and any other provisions that Landlord otherwise requires be contained in the Sublease.
          (v) The Sublease or Consent shall contain a waiver of subrogation against Landlord and shall require Subtenant’s insurance policies to acknowledge such a waiver of subrogation.
          (vi) The Sublease or Consent shall prohibit a sub-subletting of the Property or the assignment of the Sublease by Subtenant, without first obtaining Landlord’s consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion.
          (vii) The Sublease or Consent shall require Subtenant, acting through Tenant, to obtain Landlord’s prior written consent to any alterations to the Property, to the extent Tenant is required by this Lease to obtain such consent.
          (viii) The Sublease or Consent shall require: (1) Subtenant to send Landlord copies of any and all notices concerning the Property that Subtenant is obligated to provide to Tenant; and (2) Tenant to send Landlord copies of any and all notices concerning the Property that Tenant is obligated to provide to Subtenant.
          (ix) The Sublease or Consent shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates. The Sublease or Consent shall require Subtenant to execute an attornment agreement, if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease. Such attornment agreement shall be in form and content acceptable to Landlord pursuant to which Subtenant confirms it is in direct privity of contract with Landlord and that all obligations owed to Tenant under the Sublease shall become obligations owed to Landlord for the balance of the term of the Sublease.
          (x) The Sublease or Consent shall provide that unless and until such time as an attornment agreement is executed by Subtenant pursuant to the terms and conditions of the preceding subsection (ix), nothing

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

contained in the Sublease shall create or shall be construed or deemed to create privity of contract or privity of estate between Landlord and Subtenant.
          (xi) The Sublease or Consent shall provide that Subtenant shall have no right (and shall waive any rights it may have) to hold Landlord responsible for any liability in connection with the Property, including, without limitation, any liability arising from the noncompliance with any federal, state, or local laws applicable to the Property.
          (xii) The Sublease or Consent shall provide that: (1) Nothing in the Sublease shall amend or shall be construed or deemed to amend this Lease; and (2) Tenant and Subtenant shall not amend the Sublease, without Landlord’s prior written consent.
          (xiii) The Sublease or Consent shall contain such other terms as Landlord may reasonably require.
     Section 9.09. No Merger. No merger shall result from Tenant’s sublease of the Property under this Article Nine, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.
     Section 9.10. Tenant’s Indemnity. If Landlord shall withhold its consent to any proposed assignment or subletting in conformance with Landlord’s rights under this Article Nine, or if Landlord shall exercise its recapture right in Section 9.04 above, Tenant shall indemnify, defend, and hold harmless Landlord (and Landlord’s affiliates, agents, and employees, and their affiliates) from and against any and all loss, liability, damages, costs and expenses (including attorneys’ fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or subletting based on Landlord’s proper withholding of its consent to such Transfer.

ARTICLE TEN DEFAULTS; REMEDIES
     Section 10.01. Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.
     Section 10.02. Defaults. Tenant shall be in material default under this Lease (an “Event of Default”):
          (a) If Tenant abandons the Property;
          (b) If Tenant fails to pay Rent or any other charge when due and does not cure such failure within five (5) business days after receipt of written notice thereof; provided, however, that Landlord shall not be obligated to provide more than two (2) such notices in any consecutive 12-month period;
          (c) If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease. The notice required by this paragraph is (i) intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement, and (ii) not intended to extend the time for Tenant’s performance if a shorter period of time for performance is expressly provided in this Lease.
          (d) (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a bankruptcy petition is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.
          (e) If any future guarantor of this Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty of all or any portion of Tenant’s obligations under this Lease. Unless otherwise expressly provided, no guaranty of this Lease is revocable.
     Section 10.03. Remedies. Upon the occurrence of any Event of Default, Landlord may at its option pursue any one or more of the following remedies, and any and all other rights or remedies accruing to Landlord by law or otherwise, without any notice or demand to the extent permitted by applicable law:
          (a) Commence dispossessory proceedings with or without the termination of this Lease. Tenant shall remain liable for the payment of all rents accruing after any writ of possession as to the Property is issued to Landlord.
          (b) Commence proceedings against Tenant for all amounts owed by Tenant to Landlord, whether as Base Rent, Additional Rent, damages or otherwise.
          (c) Terminate the Lease, in which event Tenant shall immediately surrender the Property to Landlord, and in such event Landlord shall have the right to institute legal action against Tenant to recover the amount of all loss and damage recoverable under Georgia law which Landlord may suffer by reason of such breach by Tenant.
          (d) Upon any termination of Tenant’s right to possession only, without termination of the Lease, Landlord may, at Landlord’s option, enter into the Property, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided below, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay rent, including any amounts treated as Additional Rent, hereunder for the full Lease Term. In any such case, Landlord may relet the Property on behalf of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term) and on such terms and conditions (which may include concessions of free rent and alteration, repair and improvement of the Property) as Landlord, in its sole discretion, may determine and receive directly the rent by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Property. In no event shall Tenant be entitled to any rentals received by Landlord in excess of the amounts due by Tenant hereunder. Tenant further agrees to reimburse Landlord upon demand for any expenditures made by it for remodeling or repairing in order to relet the Property and for all other expenses incurred in connection with such reletting (including, without limitation, attorney’s fees and brokerage commissions). Landlord shall have no obligation to relet the Property or any part thereof and shall in no event be liable for failure to relet the Property or any part thereof or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting. No such refusal or failure shall operate to relieve Tenant of any liability under this Lease. Tenant shall instead remain liable for all rent and for all such expenses.
          (e) Enter upon and take possession of the Property, without being liable for prosecution of any claim for damages or for trespass or other tort.
          (f) Do or cause to be done whatever Tenant is obligated to do under the terms of this Lease, in which case Tenant agrees to reimburse Landlord on demand for any and all costs or expenses which Landlord may thereby incur. Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from effecting compliance with Tenant’s obligations under this Lease, whether caused by the negligence of Landlord or otherwise, except that Tenant shall not be liable for damages arising from Landlord’s gross negligence or willful misconduct.
          (g) Enforce the performance of Tenant’s obligations hereunder by injunction or other equitable relief (which remedy may be exercised upon any breach or default or any threatened breach or default of Tenant’s obligations hereunder).
          (h) With or without terminating this Lease, declare the difference, if any, between (i) the entire amount of the Base Rent and Additional Rent which would become due and payable during the remainder of the Lease Term, and the amount of any rental abated during any free rent period, discounted to present value using a discount rate equal to the Prime Rate in effect as of the date of such declaration, and (ii) the fair rental value of the Property during the remainder of the Lease Term (taking into account, among other factors, the anticipated duration of the period the Property will be unoccupied prior to reletting and the anticipated cost of reletting the Property), also discounted to present value

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

using a discount rate equal to the Prime Rate in effect as of the date of such declaration, to be due and payable immediately, in which event such sum shall be due and payable immediately and Tenant agrees to pay the same at once, together with all Base Rent and Additional Rent and other sums then due, at the office of Landlord at the address set forth in Section 1.02 of this Lease; it being understood and agreed that such payment shall be and constitute Landlord’s liquidated damages, Landlord and Tenant acknowledging and agreeing that it is difficult or impossible to determine the actual damages Landlord would suffer from Tenant’s breach hereof and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable, all in accordance with O.C.G.A. 13-6-7. As used in this Section 10.03, “Prime Rate” means the rate of interest published from time-to-time by The Wall Street Journal and designated as such in the “Money Rates” section of such publication.
     Section 10.04. Termination. If Landlord properly elects to terminate this Lease as a result of a Tenant default, Tenant shall be liable to Landlord for all damages resulting therefrom, which shall include, without limitation, all costs, expenses and fees, including reasonable attorneys’ fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to this Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord’s right to possession of the Property. All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages that must be reimbursed to Landlord prior to assumption of this Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.
     Section 10.05. Cumulative Remedies. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.
     Section 10.06. Surrender. No act or thing done by Landlord or its agents during the Lease Term shall be deemed an acceptance of a surrender of the Property, and no agreement to accept a surrender of the Property shall be valid unless made in writing and signed by Landlord.
     Section 10.07. Removal of Tenant’s Property. All furniture, equipment, and other personal property of Tenant not removed from the Property upon the abandonment thereof following an Event of Default by Tenant or upon the termination of this Lease for any cause whatsoever shall conclusively be deemed to have been abandoned by Tenant, and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor. Tenant shall reimburse Landlord for all reasonable expenses incurred in connection with the disposition of such personal property. Landlord, upon presentation of evidence of a third party’s claim of ownership or security interest in any such abandoned property, may turn over such property to the third party claimant without any liability to Tenant.
     Section 10.08. Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant and Landlord to be responsible or liable for, and each hereby releases the other from all liability for, punitive or exemplary damages, or for consequential damages other than those consequential damages incurred by Landlord in connection with (a) the holdover of the Property by Tenant after the expiration or earlier termination of this Lease, (b) Environmental Damages suffered by Landlord resulting from the activities and negligence of the Tenant Group relating to the Property (but expressly excluding any such damages arising from the presence of Pre-existing Hazardous Materials).
     Section 10.09. Subordination of Landlord’s Statutory or Other Lien Rights. At Tenant’s written request, Landlord agrees to subordinate any statutory or other lien rights available to Landlord to the rights of any lender of Tenant with respect to any inventory, fixtures, machinery, equipment, accessions, furnishings, modular improvements and other such personal property located in or on the Property and all proceeds therefrom (collectively, the “Personal Property”), by execution of a subordination agreement containing terms acceptable to such lender and Landlord, including, without limitation:
          (a) An acknowledgement by Landlord that any claims that such lender may have against or with respect to such Personal Property are superior to any lien or claim of any nature of Landlord with respect thereto for so long as Tenant’s indebtedness to such lender remains unsatisfied;
          (b) The agreement of Landlord that, as between Landlord and such lender, such lender may remove from the Property any or all of the Personal Property owned by such lender or in which such lender holds a security interest within a specified period of time, as long as such lender is responsible for (i) any damage to the Property caused by such

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

removal of the Personal Property, and (ii) the payment of Base Rent (without any holdover premium) and Additional Rent for the period from the date which is ten (10) business days following receipt of Landlord’s written notice providing that Tenant’s right of possession with respect to the Property has been terminated (and specifying that such lender’s right to remove the Personal Property in which such lender has an interest will be conditioned on the payment of rent unless such removal is completed within ten (10) business days) until removal of the Personal Property is completed; and
          (c) Such other terms and provisions, not inconsistent with the above terms and conditions or Landlord’s rights under this Lease, as such lender and Landlord may reasonably require, including but not limited to liability insurance and indemnity provisions reasonably acceptable to Landlord.
     Section 10.10. Repayment of “Free” Rent. If this Lease provides for a postponement of any monthly rental payments, a period of “ free” rent or other rent concession, such postponed rent or “free” rent is called the “Abated Rent.” Tenant shall be credited with having paid all of the Abated Rent on the expiration of this Lease Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Property in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. Upon an Event of Default, the then unamortized portion (amortized using a straight-line method over the initial Lease Term) of the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or other rent concession.
     Section 10.11. Repayment of Tenant Improvement Allowance. If Landlord agrees, pursuant to the terms and provisions of Article Fourteen of this Lease, to provide Tenant with a Tenant Improvement Allowance, then Tenant agrees to immediately pay Landlord the unamortized amount of such Tenant Improvement Allowance (based on straight-line amortization over the initial Lease Term) in the event this Lease is terminated as the result of an Event of Default under Section 10.02 of this Lease. The provisions of this Section 10.11 shall not in any way limit or abrogate the remedies available to Landlord elsewhere in this Lease on account of a default by Tenant.
ARTICLE ELEVEN PROTECTION OF LENDERS
     Section 11.01. Subordination. This Lease is subject and subordinate to all present and future ground or underlying leases of the Project or Property, and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project or Property, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto by giving notice thereof to Tenant at least five (5) days before the election becomes effective. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or trust deed, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the landlord under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs all of the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within fifteen (15) days following written request by Landlord, execute such further instruments or assurances in the form attached hereto as Exhibit “B” or such other form as is then reasonably required by Landlord’s lender and reasonably acceptable to Tenant (an “SNDA”) to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, and if Tenant fails to do so timely, such failure shall constitute a material Event of Default under this Lease without any further notice or opportunity to cure. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant shall not be required to do anything required under this Lease which is proscribed by the terms of any SNDA executed by Tenant at the request of Landlord.
     Section 11.02. Estoppel Certificates.
          (a) Upon Landlord’s written request, but no more than twice in a consecutive twelve (12) month period, Tenant shall execute, acknowledge and deliver to Landlord a written statement, in the form attached hereto as

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

Exhibit “C” or such other form as is then required by Landlord’s lender, certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that to Tenant’s actual knowledge Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other factual information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may reasonably require. Tenant shall deliver such statement to Landlord within fifteen (15) days after Landlord’s written request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.
          (b) If Tenant does not deliver such statement to Landlord within such ten (10) -day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.
     Section 11.03. Tenant’s Financial Condition. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements, as Landlord reasonably requires, to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Property. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease. Notwithstanding any language to the contrary in this Section, Tenant need not provided Landlord or any lender designated by Landlord with copies of Tenant’s financial statements so long as such current financial information respecting Tenant is readily available to the public through filings with the U.S. Securities and Exchange Commission.
ARTICLE TWELVE LEGAL COSTS
     Section 12.01. Legal Proceedings. If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Non-defaulting Party”) upon demand for any costs or expenses that the Non-defaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement (to the extent provided in any such settlement agreement), and the enforcement of rights under this Lease. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. The losing party in such action shall pay such attorneys’ fees and costs. Tenant shall also indemnify Landlord against and hold harmless Landlord (and Landlord’s affiliates, agents, employees, contractors, and their affiliates) from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person at the request of Tenant or such other person; or (c) necessary to protect Landlord’s interest under this Lease in a bankruptcy case, or other proceeding under Title 11 of the United States Code, as amended, filed by or against Tenant. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord.
     Section 12.02. Landlord’s Consent. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for (a) Landlord’s consent under Article Nine (Assignment and Subletting) of this Lease, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent, or (b) other Landlord action. Notwithstanding the foregoing, Landlord’s attorneys’ fees shall not exceed Two Thousand Five Hundred Dollars ($2,500.00) per request in connection with a proposed assignment or sublease in the ordinary course of business, provided that Landlord’s standard consent form is used.
ARTICLE THIRTEEN BROKERS
     Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

entitled to a commission in connection with this Lease, excepting only the real estate broker(s) or agent(s) named in Section 1.09 above (the “Broker(s)”). Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker(s). Landlord hereby discloses to Tenant that Landlord’s Broker is acting in this transaction as the agent of Landlord exclusively, and Tenant hereby consents to Landlord’s Broker acting in such capacity.
ARTICLE FOURTEEN BUILDING AND TENANT IMPROVEMENTS
     Section 14.01. Building Shell Improvements. Subject to obtaining all necessary governmental approvals (and subject to any changes mandated by the applicable governmental authorities as a condition to obtaining such approvals), Landlord shall use commercially reasonable efforts to construct the Building and the surrounding and associated improvements generally shown on the attached Exhibit “A” (including the driveways to be located on the Property that shall provide vehicular access to Oakley Industrial Boulevard) using Landlord’s customary materials, methods, and means of construction, modified as required to construct in conformance with the Building Shell Plans (as defined below), prior to the Estimated Building Shell Substantial Completion Date, or as soon thereafter as is practicable (collectively, the “Building Shell Improvements”). The Building Shell Improvements, which shall be constructed lien free (subject to possible bona fide disputes that are resolved in due course) in a good and workmanlike manner in accordance with all Applicable Laws, shall not include the Tenant Improvements (defined below). The Building Shell Improvements shall be constructed according to those certain construction drawings identified on the list attached as Exhibit “F” to this Lease (the “Base Building Shell Plans”), as modified and supplemented by those preliminary drawings identified on the list attached as Exhibit “G” to this Lease (and, subject to Section 6.05 above, the final construction drawings to be prepared based on such preliminary drawings), plus all Change Orders (as defined in Section 14.03) below for Building Shell Improvements approved by Tenant (collectively, the “Modified Building Shell Plans”). The changes to the Base Building Shell Improvements resulting from the modification and supplementation of the Base Building Shell Plans by the Modified Building Shell Plans are herein referred to as the “Building Modifications.” The Base Building Shell Plans, as modified by the Modified Building Shell Plans are collectively referred to in this Lease as the “Building Shell Plans.” Landlord shall construct those portions of the Building Shell Improvements described in the Base Building Shell Plans at no additional cost or expense to Tenant other than the Rent payable under this Lease. The Building Shell Improvements described in the Base Building Shell Plans are referred to herein as the “Base Building Shell Improvements.” Tenant shall, within thirty (30) days following full execution and delivery of this Lease, pay to Landlord in full the cost of the work described in the Modified Building Shell Plans, attributable solely to the Building Modifications which is in the amount of Two Hundred Ninety-one Thousand Three Hundred Twenty Dollars ($291,320.00) (the “Modification Costs”). Tenant’s failure to timely pay the full amount of the Modification Costs shall constitute a Tenant Delay. Tenant shall not be responsible for payment of any other Modification Costs, except pursuant to Section 14.02 below. Neither Landlord nor Landlord’s Contractor shall be responsible (but they agree to cooperate with Tenant if reasonably necessary, provided that any such cooperation shall be at Tenant’s sole cost and expense), for tracking compliance with the requirements for obtaining a possible LEED certification for the Building. Any such work related to obtaining such LEED certification shall be performed by Tenant or Tenant’s consultants at Tenant’s sole cost and expense.
     Section 14.02. Changes. Tenant may request a change to any part of the Building Shell Improvements by providing written notice to Landlord in which Tenant specifies with particularity the requested changes. Within ten (10) business days of Landlord’s receipt of Tenant’s request for changes (“Changes”), Landlord shall review the Changes requested and notify Tenant in writing (“Change Order”) of any increase or decrease in the cost of the Building Shell Improvements in such reasonable detail as Tenant may request and the amount of any delay that would result from the Change. Landlord agrees to competitively bid the Changes and that the cost of such Changes shall be equal to Landlord’s contractor’s actual cost plus fifteen percent (15%), which shall cover general conditions and overhead and profit and fees. Tenant shall approve or disapprove the Change Order in writing before the expiration of three (3) business days following receipt of the Change Order. Any failure to approve shall constitute a disapproval. Any and all Out-of-Pocket Costs, fees and expenses reasonably incurred by Landlord relative to a Tenant- approved Change Order to (a) evaluate a Tenant-requested Change, and (b) to change the Building Shell Improvements and to incorporate the Changes into the Building Shell Improvements or, the Tenant Improvements contemplated under the Change Order shall be expressly set forth in the Change Order and shall be paid by Tenant as provided in Section 14.05 below.
     Section 14.03. Substantial Completion. If the Building Shell Improvements are not Substantially Completed by the Estimated Building Shell Substantial Completion Date, because of a Tenant Delay, then the Lease Commencement

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

Date shall be sixty (60) days following the date the Building Shell Improvements would have been Substantially Completed but for any Tenant Delay, subject to the provisions of Section 2.02 above. Tenant agrees that any Tenant Delay shall be cumulative and shall not cause the Lease Commencement Date to be extended beyond what it otherwise would have been in the absence of any Tenant Delay. For purposes of this Lease, the Building Shell Improvements shall be Substantially Completed when (a) all of such improvements are completed in accordance with the Building Shell Plans, except for minor items of work (e.g., pick-up, “punch list” work, etc.) that can be completed with only minor interference with construction and installation of the Tenant Improvements, which shall be itemized on a punch list and completed by Landlord within forty-five (45) days following the date of Substantial Completion of the Building Shell Improvements, (b) the applicable governmental authority has conducted its final inspection of all Building Shell Improvements, has provided its approval thereof, and has issued a Temporary Certificate of Occupancy (if applicable and available), (c) the architect of record (Randall Paulson) has delivered to Tenant its executed Certificate of Substantial Completion, and (d) upon written notice from Landlord to Tenant of the foregoing, accompanied by a copy of such Temporary Certificate of Occupancy (if applicable and available) and a copy of such Certificate of Substantial Completion and granting Tenant possession and occupancy of the Building Shell Improvements (“Substantially Completed” or “Substantial Completion” of the Building Shell Improvements, or similar phrase).
     Section 14.04. Tenant Delay. As used in this Lease, “Tenant Delay” shall mean, in addition to any Tenant Delay specifically described elsewhere in this Lease, any delay Landlord encounters in the performance of Landlord’s obligations under this Lease arising from or related to any act or omission of Tenant or its agents, employees, or contractors, including, without limitation, any actual delay to the extent attributable to: (a) any Changes, including any delays arising from or related to such Changes, whether or not within Tenant’s reasonable control; (b) any material interference by Tenant with the construction of the Building Shell Improvements; (c) Tenant’s request for long-lead items; (d) any material delays by Tenant in providing Landlord with information requested by Landlord, or in providing consents or approvals required to be given by Tenant, or in completing submittals or obtaining permits within the time periods agreed to by Landlord and Tenant or as reasonably required by Landlord, including any delays in providing Landlord with the final Modified Building Shell Plans; and (e) the Building Modifications, whether or not within Tenant’s reasonable control (including, but not limited to, delays in obtaining required utility services because of delays associated with the construction of additional electrical substation capacity required for the Building Modifications or otherwise, or delays in obtaining governmental approvals for the construction of the Building Modifications); provided however, no such delay shall constitute a Tenant Delay unless Landlord shall have notified Tenant in writing of the occurrence of a Tenant Delay and the reasons therefore within three (3) business days following the date Landlord becomes aware or should have become aware of the occurrence of the event or circumstance giving rise to the delay. Landlord confirms that the Building Modifications will not create any Tenant Delay.
     Section 14.05. Tenant Improvements. Subject to the terms of the Tenant Work Letter attached as Exhibit “H” to this Lease, Tenant shall, at Tenant’s sole cost and expense (except for the Tenant Improvement Allowance to be provided by Landlord described in the Tenant Work Letter), space design, engineer and construct all interior improvements for the Building necessary for the conduct of Tenants business, including, but not limited to office improvements, that were not included within the Building Shell Improvements (the “Tenant Improvements”).
     Section 14.06. Ownership of Improvements. During the Lease Term, the Base Building Shell Improvements shall be the property of Landlord, the Building Modifications and the Tenant Improvements and any other Tenant’s Alterations shall be the property of Tenant. The Building Shell Improvements and the Tenant Improvements shall remain upon and be surrendered with the Property upon the expiration or earlier termination of the Lease Term, subject to the other provisions of this Lease respecting restoration of the Property and Tenant’s right to remove certain personal property from the Property.
     Section 14.07. No Other Improvements. Consistent with Section 6.01 of this Lease, except for the Building Shell Improvements and any unfinished “punch list” items, Landlord shall have no liability or obligation for making any further alterations or improvements of any kind in or about the Property.
     Section 14.08. Insurance Issues. Landlord agrees to cause its contractor to maintain Products and Completed Operation Coverage insurance following Substantial Completion of the Building Shell Improvements. Such coverage shall be maintained until the earlier to occur of: (a) five (5) years following the Substantial Completion of the Building Shell Improvements, and (b) the Closing of Escrow (as defined in Article Nineteen below).

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

ARTICLE FIFTEEN COMMUNICATIONS SERVICES
     Section 15.01. Tenant’s Rooftop Equipment. Notwithstanding the foregoing, with Landlord’s prior written consent and subject to all applicable provisions of this Lease and applicable law, Tenant may, at Tenant’s sole cost and expense, install energy-related improvements, including, without limitation, solar panels, antennae, and related facilities and other equipment for the provision of Communications Services (defined below) on the rooftop or in other portions of the Property, but only if such equipment and facilities are solely limited to Tenant’s own use in the conduct of its business from the Property (collectively, “Tenant’s Rooftop Equipment”). Tenant shall be solely responsible for all costs and expenses related to the use and maintenance of Tenant’s Rooftop Equipment, the removal of which upon the expiration or earlier termination of this Lease shall be governed by Section 6.06 of this Lease. Tenant agrees that the use of Tenant’s Rooftop Equipment shall in no way interfere with the operation and maintenance of any existing communications equipment (including any communications equipment located in the Project but not on the Property which may be the subject of a Communications Agreement (defined below) with Landlord or an affiliate of Landlord), located in the Project, the Building, or any of the Building’s systems. Tenant shall indemnify and hold harmless Landlord (and Landlord’s affiliates, agents, employees, and their affiliates) from all expenses, costs, damages, losses, claims or other expenses and liabilities arising from any such interference. If such interference occurs, Tenant agrees to suspend use of Tenant’s Communications Equipment until the interference has been corrected to the reasonable satisfaction of Landlord. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference caused by Tenant’s Communications Equipment, or any use that is not permitted by this Article. If such interference has not been corrected within twenty (20) days, Landlord may require Tenant to remove those components of Tenant’s Communications Equipment causing such interference, or Landlord will enjoin such interference at Tenant’s sole cost and expense. All operations by Tenant pursuant to this Article shall be lawful and in compliance with all FCC rules and regulations. Also, any installation of Tenant’s Rooftop Equipment shall be commenced and completed in full and strict compliance with the requirement to use a third party contractor or subcontractor (selected from a list of at least three (3) proposed by Landlord) for any work involving possible roof penetrations, as set forth in Section 6.05 above. Regardless of any roof warranty or any repair obligations of Landlord in this Lease, Tenant shall be solely responsible for the repair of any leaks or other damage to the roof membrane resulting from the installation of any of Tenant’s Rooftop Equipment. As used in this Article, “Communications Services” shall mean the implementation, provision, facilitation and maintenance of voice, data, video or other communication services (or any combination of the foregoing) including, without limitation: (a) the provision and resale of point-to-point telephone communications (including dedicated long distance service), (b) video communications service, (c) 800-number service, (d) telephone credit or debit card service, (e) audio or video conferencing, paging, voice mail and message centers, (f) data transmission service, (g) access to computer “internet” or other networked computer-based communications, (h) satellite or cable television, (i) wideband digital networks, (j) security services, and (k) provision of telephone, video communication or other telecommunication equipment to consumers of such services; whether now existing or subsequently developed and however provided, including, without limitation, wireless transmission and reception of communication signals. As used in this Article, “Communications Agreements” shall mean easements, license agreements or leases for the use of portions of the Project by commercial and other providers of telecommunications services.
ARTICLE SIXTEEN MISCELLANEOUS PROVISIONS
     Section 16.01. Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.
     Section 16.02. Landlord’s Liability; Certain Duties.
          (a) As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers all of its title or interest in the Property is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease. Notwithstanding the above provisions of this Section 16.02(a), no Landlord shall be relieved from liability hereunder upon the transfer of its title and interest in the Property unless such Landlord shall have obtained from its

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

successor in title and interest such successor’s written assumption of all of such transferring Landlord’s obligations under this Lease to be performed on or after the date of such transfer.
          (b) Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within ten (10) days after receipt of Tenant’s written notice with respect to monetary defaults (unless a longer period is expressly provided elsewhere in this Lease), and within thirty (30) days after receipt of Tenant’s written notice with respect to any non-monetary defaults. However, if such non-performance with respect to any non-monetary default reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30)-day period and thereafter diligently pursued to completion.
          (c) Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Property and any proceeds thereof, and neither the Landlord nor its partners, members, managers, shareholders, officers or other principals shall have any personal liability under this Lease.
          (d) Except as otherwise expressly provided in Section 2.02 of this Lease, Tenant shall have no right to terminate this Lease based on an uncured default by Landlord in the performance of Landlord’s obligations under this Lease; provided, however, that Tenant may seek to recover from Landlord an amount representing appropriate actual, compensatory damages for breach of contract based on any such uncured default of Landlord, but not otherwise. Consistent with Section 10.08 above, in no event shall Tenant be permitted to recover consequential, punitive, or exemplary damages from Landlord based on any such uncured default of Landlord, or otherwise.
          (e) With respect to any provision of this Lease which provides (or is held to provide) that Landlord shall not unreasonably withhold any consent or approval, Tenant shall not be entitled to make any claim for, and Tenant hereby expressly waives, any claim for damages, it being acknowledged and agreed that Tenant’s sole right and exclusive remedy therefor shall be an action for specific performance.
          (f) Notwithstanding any term or provision herein to the contrary, if (i) no Event of Default on the part of Tenant exists, (ii) Tenant complies with the terms of this Section 16.02(f), and (iii) such default has not been cured by Landlord within the time specified in Section 16.02(b) above of this Lease (following the initial written notice from Tenant) or within ten (10) days following a second written notice from Tenant to Landlord specifying the nature of the default, then Tenant shall have the right, within a reasonable period of time thereafter, to cure such default for the account of the Landlord, and Landlord shall reimburse Tenant within thirty (30) days of receipt of Tenant’s invoice for any actual, necessary, and reasonable amount paid to cure such default. If the above conditions are satisfied, in the event of emergencies (i.e., where necessary to prevent imminent injury to persons or material damage to property or to allow Tenant to continue to operate its business on the Property), Tenant may cure a default by Landlord before the expiration of the waiting period, but only after giving such written notice to Landlord (including notice by facsimile transmission and email) as is practical under all of the circumstances, containing the following: the nature of the emergency, a specific description of the location and type of the item needing repair, and a statement that Tenant intends to immediately undertake the repair. Assuming the above conditions are satisfied, Tenant shall only have the right to do the minimum repair reasonably necessary to remedy such emergency, and Tenant shall only use licensed contractors for any repairs done to the Property. If Tenant completes the emergency repair in compliance with the provisions of this Section 16.02(f), then Landlord agrees to reimburse Tenant for Tenant’s actual, reasonable, and documented Out-of-Pocket Costs incurred, with such reimbursement to be made within thirty (30) days after Landlord’s receipt of an itemized invoice. If Landlord owes a reimbursement obligation to Tenant pursuant to this Section 16.02(f), whether an emergency or not, and fails to fulfill such obligation, then Tenant shall be entitled to offset such amount against no more than twenty-five percent (25%) of its monthly Additional Rent until such amount is paid in full, but not otherwise. Notwithstanding the above, in the event Tenant has entered into an SNDA or like instrument with the holder of a mortgage or deed of trust encumbering the Property, Tenant shall not exercise any self-help right or any of the other remedies provided above without first providing to such holder notice and an opportunity to cure, if so provided and required in the SNDA.
     Section 16.03. Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect, and it is the intention of the parties that there shall be substituted for such

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

provision as is illegal or unenforceable a provision as similar to such provision as may be possible and yet be legal and enforceable.
     Section 16.04. Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Unless the context clearly requires otherwise, (i) the plural and singular numbers will each be deemed to include the other; (ii) the masculine, feminine, and neuter genders will each be deemed to include the others; (iii) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (iv) “may” is permissive; (v) “or” is not exclusive; and (vi) “includes” and “including” are not limiting. In the event of a dispute between Landlord and Tenant over the interpretation of this Lease, both parties shall be deemed to have been the drafter of this Lease, and any applicable law that states that contracts are to be construed against the drafter shall not apply. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Property with Tenant’s express or implied permission.
     Section 16.05. Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void. All attached exhibits are hereby expressly incorporated into this Lease by this reference.
     Section 16.06. Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, nationally-recognized commercial overnight courier, or delivered personally (i) to Tenant at the appropriate address set forth in Section 1.03 above, except that upon Tenant’s taking possession of the Property, the Property shall be Tenant’s address for notice purposes, or (ii) to Landlord at the addresses set forth in Section 1.02 above. Landlord and Tenant shall have the right to change its respective Notice address upon giving Notice to the other party. Any Notice will be deemed given two (2) business days after the date it is mailed as provided in this Section 16.06, or upon the date delivery is made, if delivered by an approved courier (as provided above) or personally delivered. Consistent with the provisions of Section 16.02(b) above, if Tenant is notified of the identity and address of Landlord’s secured lender or ground or underlying lessor, Tenant shall give to such lender or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such lender or ground or underlying lessor shall be given the same opportunity to cure such default as is provided Landlord under this Lease (unless such cure period is extended pursuant to the terms of any agreement to which Tenant is a party or to which Tenant consents in writing) prior to Tenant’s exercising any remedy available to Tenant. Notices required hereunder may be given by either an agent or attorney acting on behalf of Landlord or Tenant.
     Section 16.07. Waivers. The failure of Landlord to insist upon the strict performance, in any of one or more instances, of any term, covenant or condition of this Lease shall not be deemed to be a waiver by Landlord of such term, covenant or condition. No waiver by Landlord of any breach by Tenant of any term, provision and covenant contained herein shall be deemed or construed to constitute a waiver of any other or subsequent breach by Tenant of any term, provision or covenant contained herein. Landlord’s acceptance of the payment of rent (or portions thereof) or any other payments hereunder after the occurrence of and during the continuance of a default (or with knowledge of a breach of any term or provision of this Lease which with the giving of notice and the passage of time, or both, would constitute a default) shall not be construed as a waiver of such default or any other rights or remedies of Landlord, including any right of Landlord to recover the Property. Moreover, Tenant acknowledges and agrees that Landlord’s acceptance of a partial rent payment shall not, under any circumstances (whether or not such partial payment is accompanied by a special endorsement or other statement), constitute an accord and satisfaction. Landlord will accept the check (or other payment means) for payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy available to Landlord. Forbearance by Landlord to enforce one or more of the remedies herein provided upon the occurrence of a default shall not be deemed or construed to constitute a waiver of such default.
     Section 16.08. No Recordation. Tenant shall not record this Lease or any assignment or security document pertaining to this Lease. Either Landlord or Tenant may require that a memorandum of this Lease executed by both parties, substantially in the form of that attached as Exhibit “K,” be recorded. The party requiring such recording shall pay all transfer taxes and recording fees. Upon termination of the Lease, Landlord and Tenant agree, promptly at the request of either party, to execute a mutually acceptable notice of termination or other instrument, in recordable form, to evidence such termination of Tenant’s leasehold interest in the Property. The party requesting such recording shall pay all recording fees.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

     Section 16.09. Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the State in which the Property is located shall govern this Lease, without regard to such State’s conflicts of law principles. Tenant hereby knowingly, intentionally, and irrevocably agrees that Landlord may bring any action or claim to enforce or interpret the provisions of this Lease in the State and County where the Property is located, and that Tenant irrevocably consents to personal jurisdiction in such State for the purposes of any such action or claim. Nothing in this Section 16.09 shall be deemed to preclude or prevent Landlord from bringing any action or claim to enforce or interpret the provisions of this Lease in any other appropriate place or forum. Tenant further agrees that any action or claim brought by Tenant to enforce or interpret the provisions of this Lease, or otherwise arising out of or related to this Lease or to Tenant’s use and occupancy of the Property, regardless of the theory of relief or recovery and regardless of whether third parties are involved in the action, may only be brought in the State and County where the Property is located, unless otherwise agreed in writing by Landlord prior to the commencement of any such action.
     To the extent permitted by applicable law, in the interest of obtaining a speedier and less costly adjudication of any dispute, Landlord and Tenant hereby knowingly, intentionally, and irrevocably waive the right to trial by jury in any legal action, proceeding, claim, or counterclaim brought by either of them against the other on all matters arising out of or related to this Lease or the use and occupancy of the Property.
     Section 16.10. Corporate Authority; Partnership Authority; LLC Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership. If Tenant is a limited liability company (LLC), each person or entity signing this Lease for Tenant represents and warrants that he or it is a manager or member of the LLC, that he or it has full authority to sign for the LLC and that this Lease binds the LLC. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s managers or members authorizing the execution of this Lease, or other evidence of such authority reasonably acceptable to Landlord.
     Section 16.11. Intentionally Omitted.
     Section 16.12. Force Majeure. A “Force Majeure” event shall occur if Landlord or Tenant cannot perform any of its obligations due to events beyond such party’s control (except with respect to the obligations imposed with regard to Base Rent, Additional Rent and other charges to be paid by Tenant pursuant to this Lease or any amounts payable by Landlord pursuant to this Lease), and in such cases the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s or Tenant’s control include, but are not limited to, acts of God, war, civil commotion, terrorist acts, fire, flood or other casualty, government regulation or restriction, atypical waiting periods for obtaining governmental permits or approvals, or atypical weather conditions. Landlord and Tenant, as a condition precedent to being able to claim a Force Majeure delay, shall notify the other of the occurrence of a Force Majeure event within five (5) business days after such occurrence. No express reference in this Lease to a Force Majeure event shall create any inference that the terms of this Section 16.12 do not apply with equal force in the absence of such an express reference.
     Section 16.13. Counterparts. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.
     Section 16.14. Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.
     Section 16.15. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
     Section 16.16. No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
     Section 16.17. Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Property after any termination of this Lease.
     Section 16.18. Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute or other law to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
     Section 16.19. Confidentiality. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect Landlord. Tenant shall keep its partners, members, manager, officers, directors, employees, agents, real estate brokers and sales persons and attorneys from disclosing the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to agents or consultants of Tenant in connection with Tenant’s performance of its obligations hereunder, to an assignee of this Lease or subtenant of the Property, or to a person to whom disclosure is required in connection with any action brought to enforce this Lease; provided, however, that Tenant shall inform such persons of the confidentiality of the terms of this Lease and shall obtain their agreement to abide by the confidentiality provisions of this Section prior to such disclosure. In the event Tenant is required to disclose this Lease or any terms thereof to governmental agencies pursuant to applicable laws (including, without limitation, any required disclosure under applicable securities laws, if so advised by Tenant’s securities law counsel) Tenant shall, prior to making such disclosure, submit a written request to the applicable authorities that the terms of this Lease (but not its existence) be exempt from such disclosure requirements and take other actions reasonably necessary to avoid such disclosure (including submission of a redacted version of the Lease in a form reasonably acceptable to Landlord). If Landlord seeks to avoid such disclosure, Landlord shall prepare at Landlord’s sole cost for Tenant’s use pursuant to this Section 16.19, the submission package for the exemption request, including without limitation the lease redaction and any required explanation of the reasons such redaction is necessary. Tenant shall provide Landlord with a copy of such request and all related documents promptly following the submission thereof to the applicable authorities and shall keep Landlord apprised of the status of such request and all responses thereto. Tenant shall, in any event, provide Landlord with not less than ten (10) days notice prior to disclosing this Lease or any term thereof to any court or governmental agency.
     Section 16.20. Revenue and Expense Accounting. Landlord and Tenant agree that, for all purposes (including any determination under Section 467 of the Internal Revenue Code), rental income will accrue to the Landlord and rental expenses will accrue to the Tenant in the amounts and as of the dates rent is payable under this Lease.
     Section 16.21. Tenant’s Representations and Warranties. Tenant warrants and represents to Landlord to its actual knowledge as follows, each of which is material and being relied upon by Landlord:
          (a) Tenant and all persons and entities (i) owning (directly or indirectly) an ownership interest in Tenant, (ii) whom or which are an assignee of Tenant’s interest in this Lease; or (iii) whom or which are a guarantor of Tenant’s obligations under this Lease: (x) are not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (y) are not, and shall not become, a person or entity with whom Landlord is restricted from doing business under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

regulations or orders thereunder; and (z) are not knowingly engaged in, and shall not knowingly engage in, any dealings or transaction or be otherwise associated with such persons or entities described in clauses (x) or (y), above.
          (b) If Tenant is an entity, Tenant is duly organized, validly existing and in good standing under the laws of the State of its organization, and is (or will be prior to taking possession of the Property) qualified to do business in the State in which the Property is located, and the persons executing this Lease on behalf of Tenant have the full right and authority to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.
          (c) Tenant has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they come due, or (6) made an offer of settlement, extension or composition to its creditors generally.
Tenant confirms that all of the above representations and warranties are true as of the date of this Lease, and acknowledges and agrees that they shall survive the expiration or earlier termination of this Lease.
     Section 16.22. Further Assurances. Except as otherwise expressly provided in this Lease, Landlord and Tenant each will, at its own cost and expense, execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Lease.
     Section 16.23. Heirs and Successors. The covenants and agreements of this Lease shall be binding upon the heirs, legal representatives, successors and permitted assigns of the parties hereto.
     Section 16.24. Registration of Pharmaceutical Facility Under Federal Food, Drug, and Cosmetic Act. 21 U.S.C. Section 360 and the regulations promulgated thereunder, 21 CFR Section 207, require that an owner or operator of a domestic facility that is engaged in the manufacturing, preparation, propagation, compounding, or processing of a drug, drugs, a device, or devices must register the facility with the Food and Drug Administration (the “FDA”) unless certain exemptions are met which do not apply to Tenant. Tenant hereby agrees that it shall register the Property with the FDA and that Landlord shall have no obligation to do so. Following Tenant’s registration, Tenant shall provide Landlord with satisfactory evidence that it has registered the Property with the FDA within the time required by law.
     Section 16.25. Attorneys’ Fees. Whenever the provisions of this Lease provide for any party to pay another party’s attorneys’ fees and expenses, such obligation shall be construed to mean the fees and expenses such party’s outside counsel actually incurred by such party at standard hourly rates and not as a statutory percentage of amounts owed. Without limiting the generality of the above, Tenant expressly waives the operation of O.C.G.A. Section 13-1-11, and Landlord and Tenant both agree that the provisions of this Section 16.25 shall govern and control.
     Section 16.26. Standard of Conduct. Each of Landlord and Tenant agrees to act in a commercially reasonable manner in connection with any approval or disapproval or other act or omission required or contemplated in this Lease unless with respect to a particular matter this Lease specifically provides that the approval or disapproval or other act or omission lies within the sole discretion of such party.
     Section 16.27. Landlord’s Representations, Warranties and Covenants. Landlord represents, warrants and covenants to Tenant to its actual knowledge as follows, each of which is material and being relied upon by Tenant:
          (a) Landlord is duly organized, validly existing and in good standing under the laws of the state of its organization, and is qualified to do business in the State in which the Property is located, and the persons executing this Lease on behalf of Landlord have the full right and authority to bind Landlord without the consent or approval of any other person or entity. Landlord has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Landlord, enforceable in accordance with its terms.
          (b) Landlord has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

appointment of a receiver to take possession of all or substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they become due, or (6) made an offer of settlement, extension or composition to its creditors generally.
          (c) Landlord is the record owner of the Property. Upon Substantial Completion of the Building Shell Improvements, the Property will have access to the physically and publicly open adjacent street known as Oakley Industrial Boulevard.
          (d) The Property is currently zoned M-1 which allows the development and construction of the Building and the related improvements contemplated under this Lease and further allows the operation by Tenant of its business consistent with the Permitted Uses.
          (e) Electricity, sewer, natural gas, water and phone will be made available to the Building in connection with the construction of the Building Shell Improvements as follows:
     Electricity
A utility company (Georgia Power) transformer capable of providing 4000A at 480V will be provided near the SW corner of the Building with 4” empty conduits stubbed into the Building’s proposed switchgear room.
     Sewer
An 8” ductile iron sewer line will be provided (stubbed within 5’ of Building) and connected to the existing sanitary sewer system.
     Water
A 2” ductile iron domestic water line will be stubbed, valved and capped, which will provide water service from the existing 12” ductile iron main at Oakley Industrial Blvd.
     Natural Gas
A utility company gas meter (rated for 5 psi) will be located at the Building.
     Telephone
Two (2) 4” empty conduits from the ROW at Oakley Industrial Blvd. will be stubbed into the Building’s proposed switchgear room. Tenant, not Landlord, will order service directly from telephone service provider.
          (f) Landlord covenants not to (i) modify the zoning applicable to the Property in any manner without Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, or (ii) for so long as the Purchase Option is in full force and effect but not otherwise, further encumber the Property (other than the grant of a security deed and assignment of leases or other similar instrument securing any financing for the Property or the Project, or the granting of easements for utilities serving the Property, or the recording of any Declaration (defined below)), without the prior written consent of Tenant, which shall not be unreasonably withheld, conditioned, or delayed. It shall be unreasonable for Tenant to withhold any required consent if the proposed encumbrance would not have a materially adverse effect on the marketable title of the Property or Tenant’s Permitted Use.
          (g) Landlord agrees to cause the Property to be surveyed, a metes and bounds legal description to be prepared based on such survey, and the Property subdivided into a separate legal parcel for ad valorem tax purposes, inter alia, and Landlord and Tenant agree to execute an amendment to this Lease incorporating the Property specific legal description promptly thereafter (collectively, the “Property Subdivision”). The Property Subdivision will be accomplished no later than the date which is sixty (60) days following Substantial Completion of the Building Shell Improvements.
     Section 16.28. Landlord’s Access. Landlord acknowledges that the business to be conducted by Tenant at the Property is proprietary and confidential in nature. Further, portions of such business, as reasonably determined by Tenant, may need to be restricted to ensure protection from contamination and/or compliance with FDA requirements. Accordingly, notwithstanding anything to the contrary in this Lease, access to and inspection by Landlord of the Property shall in all respects be subject to the following terms and conditions:

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

          (a) Landlord shall provide at least one (1) business day notice of its desire to access the Property and any such access shall be accompanied by a representative of Tenant (but the absence of a Tenant representative shall not preclude Landlord’s access);
          (b) All such acts as shall be conducted during normal business hours;
          (c) Landlord agrees to comply with certain reasonable rules and procedures adopted by Tenant to ensure the confidentiality of Tenant’s proprietary information, to ensure that no critical portions of the Property are subjected to contamination and to prevent any potential violation of FDA requirements, provided that such rules and procedures are uniformly applies to all similarly-situated parties seeking access to the Property; and
          (d) Notwithstanding the above, in the event of an emergency which is an immediate threat to human life or the structural integrity of the Building, Landlord shall not be required to comply with the procedures set forth in this Section 16.28 but shall in any event make every effort to notify Tenant via telephone, facsimile and e-mail of the emergency and of its intention to access the Property.
     Section 16.29. Survival of Tenant’s Option Rights. Tenant’s renewal Options under Section 2.05, the First Refusal Right under Article Seventeen, the Expansion Option under Article Eighteen, and the Purchase Option under Article Nineteen are freely transferable by Tenant (in connection an assignment of this Lease, but not a subletting of all or a portion of the Property) to any Transferee which is a Tenant Affiliate of the Original Tenant or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant, but not otherwise. Consistent with Section 9.08(iii) above, in the event of a Transfer to a such a Transferee involving a Sublease, Tenant may continue to exercise such rights or options on its own account, but such rights and options are not exercisable by the Transferee, as a Subtenant.
ARTICLE SEVENTEEN RIGHT OF FIRST REFUSAL
     Section 17.01. Landlord grants to Tenant the one-time right (the “First Refusal Right”) to purchase the Property on and subject to the following terms and conditions. The First Refusal Right shall be exercisable by Tenant on the express conditions that (a) at the time of the exercise no Event of Default on the part of Tenant shall exist, and (b) Tenant has not been ten (10) or more days late in the payment of recurring Rent more than a total of five (5) times during the Lease Term.
     Section 17.02. Should Landlord receive from a prospective third-party purchaser a written offer to purchase the Property which Landlord intends to accept (the “Third-Party Offer”), Landlord agrees promptly to so notify Tenant in writing of the Third-Party Offer and provide Tenant with a copy of the same (subject to any confidentiality restrictions contained in the Third-Party Offer). Tenant shall have a period of five (5) business days after receipt of the notice by Tenant within which to exercise the First Refusal Right (the “Acceptance Period”) by delivery to Landlord of written notice of Tenant’s exercise on or before the last day of the Acceptance Period. If Tenant fails to duly and timely exercise the First Refusal Right, or elects not to exercise the First Refusal Right, the same shall lapse, and be of no further force and effect, and Landlord shall be free to sell the Property pursuant to the terms of the Third-Party Offer.
     Section 17.03. Within ten (10) business days after the effective date of Tenant’s exercise of the First Refusal Right, Landlord and Tenant shall enter into a definitive purchase and sale agreement containing terms of the Third Party Offer, including the purchase price as set forth in the Third Party Offer, and such other material terms agreed to by Landlord, as seller, and Tenant, as buyer (the “ROFR Purchase and Sale Agreement”).
     Section 17.04. Should Tenant exercise its First Refusal Right and subsequently fail to enter into the ROFR Purchase and Sale Agreement within the ten (10) business day period as set forth above, Landlord may at its option treat such failure as an express waiver by Tenant of the First Refusal Right, which shall give Landlord the right to sell the Property without being subject to the First Refusal Right.
     Section 17.05. This First Refusal Right is personal to the Original Tenant or to any Transferee which is a Tenant Affiliate of the Original Tenant, or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant and shall become null and void upon any Transfer other than one involving such a Transferee.

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

     Section 17.06. Notwithstanding any language in the contrary in this Article Seventeen, for so long as the Purchase Option is in full force and effect Landlord agrees not to solicit or accept any purchase offer from a third party pertaining to the Property.
ARTICLE EIGHTEEN EXPANSION AREA OPTION
     Section 18.01. Included within the Property is an area of land that may accommodate the possible expansion of the Building, as shown on the Site Plan attached as Exhibit “A” to this Lease (the “Expansion Area”). Landlord hereby grants the Original Tenant or any Transferee which is the Tenant Affiliate or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant the one-time option to request that Landlord expand the Building to include up to 46,955 rentable square feet, but no less than 23,000 rentable square feet (the “Expansion Option”).
     Section 18.02. The Expansion Option shall be exercised only by written notice delivered to Landlord (“Tenant’s Notice”) before the expiration of the Expansion Option Term (defined below). If Tenant fails to deliver to Landlord Tenant’s Notice within the prescribed time period, then the Expansion Option shall automatically lapse and be rendered null and void. The Expansion Option shall only be exercisable on the express condition that at the time of the exercise, no Event of Default on the part of Tenant shall exist and Tenant has not been ten (10) or more days late in the payment of recurring Rent more than a total of five (5) times during the Lease Term. The Expansion Option may be exercised by Tenant at any time during the initial Lease Term (the “Expansion Option Term”), so long as Tenant has validly exercised the first Option, as needed, so as to satisfy the provisions contained in Section 18.04 below. The Expansion Option is personal to the Original Tenant or to any Transferee which is a Tenant Affiliate of the Original Tenant, or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant, and shall become null and void upon any Transfer other than one involving such a Transferee. Notwithstanding any language to the contrary in this Article Eighteen, Tenant’s exercise of the Expansion Option is expressly conditioned on Tenant’s having a minimum tangible net worth (as determined according to generally accepted accounting principles, consistently applied) of Fifty Million Dollars ($50,000,000).
     Section 18.03. The Base Rent for the Expansion Area shall be calculated by multiplying the Project Costs (defined below) by the greater of (1) ten percent (10%), or (2) the sum of six percent (6%) plus the rate of the 10-year U.S. Treasury Bill as of the date Tenant exercises the Expansion Option. In no event shall the Base Rent for the Expansion Area be less than the Base Rent for the initial Building (on a rentable square foot basis) as of the date of the completion of the improvements for the Expansion Area.
     Section 18.04. The term of the lease of the Expansion Area shall be for a minimum of ten (10) years (the “Initial Expansion Term”). Following the exercise of the Expansion Option and completion of the work for the Expansion Area pursuant to Section 18.06 below, the initial Lease Term shall be extended so that the Lease Term of the initial Property and the Expansion Area are coterminous. The Base Rent for the Property and initial Building shall remain the same as stated in Section 1.10(a) of this Lease, or as provided in Section 2.05 of this Lease, as applicable. The Base Rent for the Expansion Area during the Extensions (if applicable) extending beyond the Initial Expansion Term shall be the same Base Rent (on a per square foot basis) then payable by Tenant with respect to the initial Building.
     Section 18.05. As used in this Article Eighteen, “Project Costs” means the total actual costs incurred for the Expansion Area including, without limitation, (i) all “hard” costs of construction, such as payments to all contractors, subcontractors and suppliers, and (ii) all “soft” costs of construction, such as permit fees, insurance and bonds, reasonable professionals’ fees, such as attorneys’ fees, surveyor’s fees, environmental assessment fees, architects’ fees, engineers’ fees, general contractor fees, and developer fees. The major contracts relating to the expansion of the Building onto the Expansion Area shall be competitively bid to ensure reasonable control of Project Costs and developer fees shall in no event exceed three percent (3%) of the Project Costs. Landlord agrees at the written request of Tenant prior to Tenant’s exercise of the Expansion Option, to obtain estimates of the anticipated Project Costs.
     Section 18.06. Within fifteen (15) days after Landlord’s receipt of Tenant’s Notice, Tenant shall provide its specifications for the Expansion Area and Landlord shall have fifteen (15) days to deliver written approval or changes to such specifications. Upon approval by Landlord of the specifications (and Tenant’s approval of any Landlord changes), Landlord shall have thirty (30) days to deliver preliminary plans to Tenant, who shall have thirty (30) days thereafter to deliver written approval or changes. After the plans and specifications have been approved and signed by Landlord and Tenant, Landlord shall cause an architect to proceed with final plans and specifications for the Expansion Area. Tenant shall supply to the architect sufficient information to allow for the completion of such plans and specifications on an as-

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

needed basis as determined by the architect. The Expansion Area shall be the same construction and fit-out (including the quality and type of base building systems) as the original Building. Tenant shall have the right to approve the final plans and specifications, which approval shall not be unreasonably withheld. Landlord shall, as soon as practicable after tenant’s approval of the final plans and specifications and the procurement of all necessary permits by Landlord, start construction of the Expansion Area and thereafter proceed with diligence to complete the Expansion Area within a reasonable and mutually agreeable period of time after Tenant’s approval of the final plans and specifications. The Expansion Area improvements shall be constructed in accordance with the final plans and specifications and all applicable laws, ordinances, codes and regulations. The commencement date of the lease of the Expansion Area shall be determined upon Substantial Completion of the Expansion Area improvements, and the parties shall execute an appropriate amendment to this Lease setting forth the commencement date thereof.
ARTICLE NINETEEN PURCHASE OPTION
     Section 19.01. Landlord hereby grants to the Original Tenant or to any Transferee which is a Tenant Affiliate of the Original Tenant or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant the one-time option to purchase the Property in accordance with the terms of this Article Nineteen (the “Purchase Option”). If Tenant wishes to exercise its right to purchase the Property, then Tenant shall deliver written notice to Landlord (the “Purchase Option Exercise Notice”) following the Lease Commencement Date (i) notifying Landlord of Tenant’s decision to purchase the Property under this Article Nineteen and containing Tenant’s proposed date for the Closing of Escrow (defined below), which must be no later than the Closing Deadline (defined below), and (ii) providing Landlord with a cashier’s check (or other immediately available funds) in the amount of One Hundred Fifty Thousand Dollars ($150,000.00), payable to Landlord (the “Deposit”); provided, however, that the Purchase Option Exercise Notice must be received by Landlord not later than March 31, 2011 (the “Exercise Deadline”) and, if timely exercised, the Closing of Escrow shall occur not later than the second anniversary of the date of this Lease (the “Closing Deadline”). If the Purchase Option Exercise Notice and the Deposit are not received by Landlord by the Exercise Deadline, or if the Closing of Escrow does not occur by the Closing Deadline, then the Purchase Option shall automatically lapse and Tenant shall have no further rights under this Article Nineteen. Notwithstanding the above, Tenant shall provide Landlord with at least sixty (60) days prior written notice of Tenant’s intention to exercise the Purchase Option. The Purchase Option is personal to the Original Tenant or to any Transferee which is a Tenant Affiliate of the Original Tenant or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant, and shall become null and void upon any Transfer other than one involving such a Transferee.
     Section 19.02. Within thirty (30 days after Landlord’s receipt of the Purchase Option Exercise Notice and the Deposit, Landlord and Tenant shall deliver into escrow with a title and escrow agent selected by Landlord in the Atlanta, Georgia, metropolitan area (the “Escrow Agent”) a mutually acceptable and fully executed “Purchase and Sale Agreement” containing the Applicable Terms (defined below), together with such other terms as are then customary for similar transactions in the Atlanta, Georgia, metropolitan area (together with the Applicable Terms, the “PSA Terms”). This delivery shall constitute the “Opening of Escrow.” If, despite good faith negotiations, Landlord and Tenant are unable to agree on the PSA Terms within such period of time, then the resolution of the disputed PSA Terms shall be submitted to binding arbitration, as provided in Section 19.05 below. The Deposit shall be non-refundable following the Opening of Escrow, except to the extent otherwise provided in the Purchase and Sale Agreement. The “Closing of Escrow” or consummation of the purchase and sale transaction shall take place on the date proposed by Tenant in the Purchase Option Exercise Notice, provided that such date is no later than the Closing Deadline. The purchase price for the Property shall be an amount equal to Fifty-two and 50/100 Dollars ($52.50) per rentable square foot of space in the Building, as it may be expanded (the “Purchase Price”). A sum of money equal to the Purchase Price shall be deposited with the Escrow Agent before the Closing of Escrow, and Tenant shall receive a credit against the Purchase Price in the amount of the Deposit at the Closing of Escrow. Tenant shall take the Property in its “as is” condition (although Tenant shall be entitled to receive an assignment of all available construction warranties), and the Purchase and Sale Agreement shall contain no contingencies to Tenant’s obligation to purchase the Property other than Landlord’s ability to deliver title to the Property subject only to the Permitted Title Exceptions (defined below). In connection with such purchase, Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the sale transaction, including but not limited to attorneys’ fees, but excluding any brokerage commissions and the costs of retiring the debt on the Building, including, without limitation, the cost of any pre-payment or yield maintenance premium (however described).
     Section 19.03. Landlord shall convey the Property to Tenant in “as is” condition by limited warranty deed subject to all matters of record, which presently include some, but perhaps not all, of those items identified on the attached Exhibit “I” (the “Existing Title Exceptions”), other than the lien of any security instrument placed on the Property by Landlord, and such other future title encumbrances as are reasonably approved by Tenant (collectively, the “Permitted

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

Title Encumbrances”). As soon as practicable after the Closing of Escrow, the Escrow Agent shall issue a standard coverage Owner’s Policy of Title Insurance at Tenant’s cost. Consistent with the terms of the SNDA attached as Exhibit “B” to this Lease, Landlord’s lender and its successors will agree to honor the Purchase Option in the event such lender acquires Landlord’s interest in the Property, and Landlord will obtain a similar agreement from any future lender while the Purchase Option is exercisable by Tenant. Upon the Closing of Escrow, this Lease shall automatically terminate without further action by either party, and shall be of no further effect, except for those rights, obligations, and liabilities which expressly survive such termination or which have accrued prior to such termination, including, without limitation, any monetary obligations of Tenant or Landlord that have accrued prior to the Closing of Escrow but remain unpaid as of such date. Both Landlord and Tenant acknowledge and agree that the Existing Title Exceptions include those matters affecting the entire Project and that certain of such matters may not affect the Property, standing alone. Upon completion of the Property Subdivision, the Existing Title Exceptions shall be updated to remove any items not affecting the Property.
     Section 19.04. The Purchase Option may not be exercised by Tenant and the Closing of Escrow shall not occur if an Event of Default on the part of Tenant exists at the time Tenant gives the Purchase Option Exercise Notice. Landlord reserves the right to exchange fee title in the Property for property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “IRC”), and the regulations promulgated thereunder. Landlord expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in regulations promulgated under the IRC on or before the Closing of Escrow for the sale of the Property. Tenant agrees to cooperate reasonably with Landlord to effect any such exchange to the extent it does not result in additional obligations for Tenant. The terms and provisions set forth in Sections 19.02, 19.03, and 19.04 of this Lease, applicable to the purchase and sale of the Property, are referred to as the “Applicable Terms.” The rights contained in this Article Nineteen shall be personal to the Original Tenant or to any Transferee which is a Tenant Affiliate of the Original Tenant or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant, and shall become null and void upon any Transfer other than one involving such a Transferee.
     Section 19.05. With respect to the binding arbitration required pursuant to Section 19.02 above, the following provisions shall govern and control:
A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL OR STATE JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT OF THE PARTIES, OR IF THEY ARE UNABLE TO REACH AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS AFTER WRITTEN NOTICE BY ONE PARTY TO THE OTHER(S) INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF RETIRED FEDERAL OR STATE JUDGES MAINTAINED BY THE AAA FOR USE IN GEORGIA. THE ARBITRATION SHALL BE CONDUCTED IN ATLANTA, GEORGIA, AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA COMMERCIAL ARBITRATION RULES SHALL APPLY.
THE PROVISIONS OF THE GEORGIA ARBITRATION CODE, O.C.G.A. SECTIONS 9-9-1 ET SEQ. (THE “ARBITRATION ACT”), AS AMENDED, SHALL APPLY TO THE ARBITRATION. THE ARBITRATOR SHALL LIMIT THE SCOPE OF DISCOVERY TO MATTERS DIRECTLY RELEVANT TO THE ISSUES IN QUESTION AND SHALL ESTABLISH REASONABLE TIME LIMITS WITHIN WHICH THE PARTIES TO THE ARBITRATION MUST COMMENCE AND COMPLETE DISCOVERY, AND THE ARBITRATOR SHALL RESOLVE ANY DISCOVERY DISPUTE BY SUCH PRE-HEARING CONFERENCES AS MAY BE NEEDED. UNLESS THE PARTIES AGREE OTHERWISE, NO DEPOSITIONS WILL BE TAKEN (UNLESS NEEDED FOR PRESENTATION IN LIEU OF LIVE APPEARANCE). THE ARBITRATOR SHALL NOT PERMIT EXPANDED DISCOVERY. THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD DAMAGES, WHETHER COMPENSATORY OR PUNITIVE DAMAGES OR OTHER NON-COMPENSATORY DAMAGES. EACH OF THE PARTIES SHALL PAY ITS OWN ATTORNEYS’ FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, AND THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR AND ALL OTHER FEES OR OTHER CHARGES IMPOSED BY AAA OR OTHER ADMINISTRATOR. THE ARBITRATOR’S DECISION AND AWARD SHALL BE FINAL AND BINDING AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
IF ANY PARTY FILES A JUDICIAL OR ADMINISTRATIVE ACTION ASSERTING CLAIMS SUBJECT TO ARBITRATION AS PRESCRIBED HEREIN, AND ANOTHER PARTY SUCCESSFULLY OPPOSES SUCH ACTION

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

OR COMPELS ARBITRATION OF SAID CLAIMS, THE PARTY FILING SAID ACTION SHALL PAY THE OTHER PARTY’S REASONABLE COSTS AND EXPENSES INCURRED IN OPPOSING SUCH ACTION OR COMPELLING ARBITRATION, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES.
NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE THE DISPUTE PERTAINING TO THE PSA TERMS (AS DEFINED ABOVE IN THIS ARTICLE NINETEEN) DECIDED BY NEUTRAL ARBITRATION AS PROVIDED ABOVE AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE ARBITRATION ACT. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES PERTAINING TO THE PSA TERMS TO NEUTRAL ARBITRATION. TENANT’S OBLIGATIONS TO PAY BASE RENT AND ADDITIONAL RENT SHALL NOT BE DELAYED OR OTHERWISE AFFECTED BY RESORT TO ARBITRATION HEREUNDER.
Landlord Initials: ___      Tenant Initials: ___

ARTICLE TWENTY DECLARATION OF COVENANTS, CONDITIONS, RESTRICTIONS AND RECIPROCAL EASEMENTS
     Landlord may prepare for eventual recordation against the Property and other adjacent land comprising the Project a Declaration of Covenants, Conditions, Restrictions and Reciprocal Easements (the “Declaration”), which may supplement or supersede any similar instrument included within the Existing Title Exceptions. So long as the provisions of the Declaration, do not have a materially adverse effect on marketable title to the Property, do not increase Tenant’s obligations in any material way (the performance of ministerial acts shall not be deemed material), and do not have a materially adverse effect on Tenant’s access to, or conduct of business from the Property, Tenant agrees that Tenant shall not unreasonably withhold its consent to the Declaration and that upon consent of the Declaration by Tenant, the Lease shall be subject and subordinate to the Declaration, Tenant further agrees to execute a recordable instrument (prepared by Landlord at its sole cost and expense) in order to evidence such subordination.

ARTICLE TWENTY-ONE SALE-LEASEBACK
     Notwithstanding any other language contained in this Lease, Landlord grants Tenant the right to exercise the First Refusal Right and the Purchase Option in connection with the implementation of a sale-leaseback program which may involve other properties in addition to the Property. Landlord agrees to reasonably cooperate with Tenant, as needed, and at Tenant’s sole cost and expense, to effect any such sale-leaseback program and agrees to enter into such customary documents as may be necessary to effect such sale-leaseback program, provided that such documents do not increase Landlord’s liability in connection with the sale of the Property and that Tenant reimburses Landlord for any additional third party costs incurred by Landlord as a result of such cooperation. Any third party (the “Sale-Leaseback Third Party”) which is a party to Tenant’s sale-leaseback transaction may take an assignment of Tenant’s Right of First Refusal and Purchase Option rights hereunder (provided that any such assignment is made simultaneously with the closing on the applicable purchase and sale transaction and not earlier), and receive direct conveyance of title to the Property from Landlord in order to facilitate the sale-leaseback structure selected by Tenant, without any further consent or approval of Landlord. Notwithstanding the foregoing, any negotiation of substantive documentation, including, without limitation, the Purchase and Sale Agreement or the ROFR Purchase and Sale Agreement and any related documents, shall be conducted only by and between Landlord and Tenant, and Landlord will have no obligation to engage in any substantive negotiations with the Sale-Leaseback Third Party, provided that Landlord will (a) jointly participate with Tenant in negotiating or approving the terms of any non-substantive documents and (b) cooperate with Tenant and the Sale-Leaseback Third Party in performing ministerial functions necessary to the closing of the transaction. Furthermore, all such negotiations must be completed and the form and substance of the subject documents agreed to by Landlord and Tenant prior to the Transfer to the Sale-Leaseback Third Party. If the proposed sale-leaseback transaction is, for any reason (other than as the result of delay caused solely by Landlord), not timely consummated with the Sale-Leaseback Third Party, the Transfer to such Sale-Leaseback Third Party shall be deemed null and void. The rights contained in this Article Twenty-one shall be personal to the Original Tenant or to any Transferee which is a Tenant Affiliate of the Original Tenant or a Tenant Affiliate within a series of Tenant Affiliates of the Original Tenant, and shall become null and void upon any Transfer other than one

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

involving such a Transferee. Landlord and Tenant acknowledge and agree that the proposed assignment of Tenant’s Right of First Refusal and Purchase Option rights to a Sale-Leaseback Third Party contemplated above in this Article Twenty is not a “Transfer” within the meaning of Article Nine of this Lease.
ARTICLE TWENTY-TWO NO OPTION OR OFFER
     THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PROPERTY UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PROPERTY IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT. NEITHER PARTY SHALL HAVE ANY OBLIGATION TO CONTINUE DISCUSSIONS OR NEGOTIATIONS OF THIS LEASE.
(Left intentionally blank – signature pages to follow)

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

     Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below.

LANDLORD:

Signed on July 27, 2009	AIRPORT CENTER III AT OAKLEY PARK, LLC, a Delaware limited liability company

at .	By:	MAJESTIC-OAKLEY PARK, LLC, a Delaware limited liability company, its Member

		By:	MAJESTIC REALTY CO., a California corporation, Manager’s Agent

By: /s/ Edward P. Roski, Jr. Name Edward P. Roski, Jr.
Its: Chairman and Chief Executive Officer

By: /s/ R. Stan Conway Name: R. Stan Conway
Its: Vice President

Signed on July 31, 2009	By:	NM MAJESTIC HOLDINGS, LLC, a Delaware limited liability company, its Member

at Milwaukee, WI.		By:	NML Real Estate Holdings, LLC, a Wisconsin limited liability company, its sole member

			By:	The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, its sole member

				By:	Northwestern Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliated and authorized representative

By: /s/ Thomas D. Zale Name: Thomas D. Zale
Its: Managing Director

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

50

TENANT:

Signed on July 17, 2009	DENDREON CORPORATION, a Delaware corporation
at Seattle, WA

By: /s/ Greg Schiffman Printed Name: Greg Schiffman
Its: CFO

Industrial Lease—Atlanta	Dendreon Corporation
Majestic Airport Center III
Union City, GA

STANDARD INDUSTRIAL REAL ESTATE LEASE
AIRPORT CENTER III AT OAKLEY PARK, LLC,
a Delaware limited liability company,
as Landlord,
and
DENDREON CORPORATION,
a Delaware corporation,
as Tenant

Industrial Lease—Atlanta	Dendreon Corporation Majestic Airport Center III Union City, GA

EXHIBITS
A DEPICTION OF THE PROPERTY
A-1 LEGAL DESCRIPTION OF THE PROJECT
B SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
C ESTOPPEL CERTIFICATE
D HAZARDOUS MATERIALS
E CONFIRMATION OF INITIAL LEASE TERM AND AMENDMENT TO LEASE
F BASE BUILDING SHELL PLANS
G PRELIMINARY MODIFIED BUILDING SHELL PLANS
H TENANT WORK LETTER
I EXISTING TITLE EXCEPTIONS
J FORM OF LETTER OF CREDIT
K MEMORANDUM OF LEASE

Industrial Lease—Atlanta	Dendreon Corporation Majestic Airport Center III Union City, GA

i

INDEX OF DEFINED TERMS

TERM	PAGE
Abated Rent	33
Acceptance Period	44
Additional Rent	8
Applicable Laws	14
Applicable Terms	47
Approved Final Plans	3
ARBITRATION ACT	47
Architect	3
Audit Materials	13
Auditor’s Report	14
Base Building Shell Improvements	35
Base Building Shell Plans	35
Base Rent	3
Broker(s)	35
Building	1,2
Building Modifications	35
Building Shell Improvements	35
Building Shell Plans	35
Change Order	35
Change Orders	3
Changes	35
Closing of Escrow	46
Code	1,3
Communications Agreements	37
Communications Services	37
Comparison Base Rent	6
Comparison Date	6
Condemnation	26
Confidential Information	20
Consent	29
Construction Drawings	3
Consultant	18
Contract	4
Contractor	4
Contractor Certificate	25
Control	29
CPA	14
Damage Notice	25
Declaration	48
Defaulting Party	34
Deposit	46
Development Authority	9
Engineer	3
Environmental Damages	16
Environmental Requirements	16
Equipment	9
Equipment Agreement	9
Equipment Tax Savings	9
Escrow Agent	46
Estimated Building Shell Substantial Completion Date	2
Event of Default	30
Exercise Deadline	46

Industrial Lease-Atlanta	[Property Address] [Tenant’s Name]

ii

TERM	PAGE
Existing Title Exceptions	46
Expansion Area	44
Expansion Option	45
Expansion Option Term	45
Extension(s)	4
fair rental value	5
FDA	42
Final Plans	3
First Refusal Right	44
Force Majeure	40
FRV Rental Adjustment Date(s)	5
Governmental Agency	16
Hazardous Material	15
Imposition	23
Index	6
Interest	13
Landlord	1,37
Landlord’s Intention Notice	28
Landlord’s Confidential Information	20
Lease	1
Lease Agreement	9
Lease Commencement Date	3
Lease Expiration Date	3
Lease Month	6
Lease Term	3
Lease Year	6
Letter of Credit	7
Modification Costs	35
Modified Building Shell Plans	35
Monthly Maintenance Fee	12
Non-defaulting Party	34
Notices	39
OFAC	41
Opening of Escrow	46
Option(s)	4
Original Tenant	4
Permitted Title Encumbrances	46
Permitted Uses	2
Personal Property	32
Pre-existing Hazardous Materials	20
Preliminary Plans	3
Preliminary Transfer Notice	27
Project	2
Project Costs	45
Property	1
PSA Terms	46
Purchase and Sale Agreement	46
Purchase Option	46
Purchase Option Exercise Notice	46
Real Property Tax	8
Rent	8
Repair Period	25
Report Date	14
ROFR Purchase and Sale Agreement	44
Sign	20
SNDA	33

iii

TERM	PAGE
Structural and Safety Alterations	24
Subject Space	26
Sublease	29
Substantial Completion	36
Substantially Completed	36
Subtenant	29
Supplemental Security Deposit	7
Tax Abatement Process	9
Tax Savings	9
Tenant	1,21
Tenant Affiliate	28
Tenant Delay	36
Tenant Group	17
Tenant Improvement Allowance	1
Tenant Improvement Allowance Items	1
Tenant Improvements	36,1
Tenant’s Alterations	23
Tenant’s Audit Right	13
Tenant’s Contractors	4
Tenant’s Notice	45
Tenant’s Rooftop Equipment	37
Third-Party Offer	44
this Lease	1
Transfer	28
Transfer Notice	26
Transfer Premium	26,27
Transferee	26
Transfers	26
Work	1,2

iv